As filed with the Securities and Exchange Commission on May 21, 2004


                                                     Registration No. 333-107826

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                              --------------------


                                 AMENDMENT NO. 4
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                              --------------------

                             SUNCOAST NATURALS, INC.
                             -----------------------
              (Exact Name of Small Business Issuer in Its Charter)

         Delaware                       2844                    02-0656132
(State or Other Jurisdiction     (Primary Standard           (I.R.S. Employer
    of Incorporation or       Industrial Classification       Identification
       Organization)               Code Number)                  Number)

                               5422 Carrier Drive
                                Orlando, FL 32819
                                 (407) 226-8889
           ----------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                            William J. Reilly, Pres.
                             Suncoast Naturals, Inc.
                                5422 Carrier Dr.
                                Orlando, FL 32819
                                 (407) 226-8889
           ----------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                                 Marc Ross, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                              Phone: (212) 930-9700
                            Facsimile: (212) 930-9725

      (Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                   --------------------

[ ] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                              --------------------

[ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                              --------------------

[ ] If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                              --------------------

[ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

[ ] The Registrant amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on a date the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================


                                               CALCULATION OF REGISTRATION FEE

---------------------------------------- -------------------- ------------------- ----------------------- ------------------
                                              Number of        Proposed Maximum      Proposed Maximum
   Title of Each Class of Securities        Shares to be        Offering Price      Aggregate Offering        Amount of
           to Be Registered                  Registered           Per Share (1)            Price           Registration Fee
---------------------------------------- -------------------- ------------------- ----------------------- ------------------
Common Stock, $.001 par value (2)             1,602,695             $1.00               $1,602,695              $129.66 (3)
---------------------------------------- -------------------- ------------------- ----------------------- ------------------

(1)  Estimated  solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended,  based on the exercise price of the Registrant's  Class "B" Common Stock Purchase  Warrants at
     $1.00 per share.

(2)  502,695  shares of  Suncoast  Naturals,  Inc.  common  stock that are owned by the  Quigley  Corporation  are being registered for a spin-off distribution to the Quigley Corporation shareholders.

(3)  $149.85 previously paid via file no. 333-1107826.


       SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED May 21, 2004


                                   Prospectus

    1,602,695 Shares of Common Stock, Including 502,695 Shares for a Spin Off
                                  Distributions

                             SUNCOAST NATURALS, INC.

     This prospectus covers 1,602,695 shares of our common stock, including 502,695 shares of common stock owned by the Quigley Corporation which will be distributed to the shareholders of the Quigley Corporation. Shareholders of the Quigley Corporation will receive 1 share of Suncoast Naturals' common stock for every 23 shares of the Quigley Corporation that they hold as of the record date for the distribution. Fractional shares will be rounded up to the nearest whole number. The record date for the distribution will correspond to the effective date of the registration statement. Distribution of the common stock to the Quigley Corporation shareholders will be made within 30 days of the date of the final prospectus.

     The selling shareholders listed on page 16 of this prospectus are offering up to 1,100,000 shares of our common stock under this prospectus. The number of shares that the selling shareholders may sell are comprised solely of shares of common stock, some of which they will receive if they exercise warrants for the purchase of shares of common stock OR the conversion of Convertible Notes. Through this prospectus, we are only registering the re-sale of the shares of common stock, including those to be issued upon the exercise of warrants.


     The Quigley Corporation is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the distribution of its shares to its shareholders. The shareholders of the Quigley Corporation receiving shares in the distribution by the Quigley Corporation may be considered an "underwriter" within the meaning of the Securities Act of 1933 in connection with the resale of the distributed shares.

     There is currently no public market for the Company's securities. Until such time as a market price for our Common Stock is quoted on the OTC Bulletin Board, the selling shareholders will sell their shares at a price of $1.00 per share. Thereafter, they may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. The shares of common stock registered in this offering that are issuable upon the exercise of warrants are exercisable at prices from $.66 to $1.00 per Share and do not contain cashless exercise provisions. If these warrants are fully exercised, we will receive approximately $573,500 from the exercise of the warrants.

     Our common stock is not publicly traded. An application has been filed with the National Association of Securities Dealers (NASD) for the public trading of our Common Stock on the OTC Bulletin Board, but there is no assurance that the Company's Common Stock will be quoted on the OTC Bulletin Board or any Exchange. The exercise or conversion of outstanding warrants, Convertible Notes, and options common stock will dilute the percentage ownership of our other stockholders and could adversely affect the market price of our common stock.


     As of May 12, 2004, there were outstanding notes, warrants and other convertible securities to purchase an aggregate of 875,000 shares of our common stock. In addition, up to 1,000,000 options may be granted in the future under our 2002 Incentive Stock Option Plan, although as of May 12, 2004, no options had been granted under that Plan. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options, warrants or convertible securities, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK
                     See "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 21, 2004

                                TABLE OF CONTENTS

TABLE OF CONTENTS                                                             ii
PROSPECTUS SUMMARY                                                             1
RISK FACTORS                                                                   4
FORWARD-LOOKING STATEMENTS                                                    10
USE OF PROCEEDS                                                               13
DIVIDEND POLICY                                                               13
DETERMINATION OF OFFERING PRICE                                               13
CERTAIN MARKET INFORMATION AND MARKET RISKS                                   14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS                                                     15
BUSINESS                                                                      26
MANAGEMENT                                                                    34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                37
PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDERS                               38
DESCRIPTION OF CAPITAL STOCK                                                  40
PLAN OF DISTRIBUTION                                                          43
SHARES ELIGIBLE FOR FUTURE SALE                                               45
LEGAL MATTERS                                                                 45
EXPERTS                                                                       46
WHERE YOU CAN FIND MORE INFORMATION                                           47
INDEX TO FINANCIAL INFORMATION                                               F-1

     Unless otherwise indicated, all references in the prospectus to "Suncoast" "we," "us," and "our" refer to Suncoast Natural Products, Inc., a Delaware corporation and our subsidiaries Caribbean Pacific Natural Products, Inc. and CP Suncoast Manufacturing, Inc.


                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and is not complete and may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under "Risk Factors" beginning on page 4, the information incorporated by reference herein and the consolidated financial statements beginning on F-1, before making an investment in our common stock.

                                   The Company

     We are a sun-care and skin-care Company specializing in the development, manufacture and sale of all-natural sun-, skin-, and body-care products to the resort, boutique, spa, and natural health markets. Our Company was organized in November, 2002 and on December 31, 2002 acquired a 60% controlling interest in Caribbean Pacific Natural Products, Inc. from The Quigley Corporation through a share-exchange agreement. Our CP Suncoast Manufacturing, Inc. subsidiary was organized in May, 2003 as a wholly-owned subsidiary which will manufacture our products as well as provide contract manufacturing for non-competing products formulated or distributed by other non-affiliated companies. We are presently constructing our manufacturing facility in a leased light-industrial facility adjacent to our corporate headquarters.

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 5422 Carrier Drive, Suite 309, Orlando, FL 32819, and our telephone number at that address is (407) 226-8889. Our principal corporate website is www.cpskincare.com.

                                  The Spin-Off

     750,000 shares of our common stock are held by the Quigley Corporation. Pursuant to this prospectus, the Quigley Corporation will distribute 502,695 shares of our common stock it owns to its shareholders. This equates to one (1) share of our common stock distributed to each the Quigley Corporation shareholder for every 23 shares of the Quigley Corporation common stock held. Fractional shares will be rounded up to the nearest whole number. The spin-off is being undertaken by the Quigley Corporation to allow our management and the management of the Quigley Corporation to focus on their respective businesses. As a result of the spin-off, our common stock may be publicly traded, and we believe that this will improve our access to the capital markets for additional growth capital. See "Spin-Off" at page 8. We can offer no assurances that an active market for our securities will develop.


     The Quigley Corporation has indicated that it intends to distribute our common stock to its shareholders within 30 days after the registration statement is declared effective.


     We will not receive any proceeds from the spin-off of the shares of common stock.

                                  The Offering
----------------------------------------------------- -------------------------

Common stock offered by the Selling Stockholders      1,100,000
----------------------------------------------------- -------------------------


Common Stock outstanding                              4,075,000(1)

----------------------------------------------------- -------------------------

Fixed Price                                           The Selling Shareholders
                                                      shall offer the shares at
                                                      a fixed price of $1.00
                                                      until such time as our
                                                      shares are quoted on the
                                                      OTC Bulletin Board, if
                                                      ever.

--------------------------------------------------------------------------------

Use of proceeds                                       We will  not  receive  any
                                                      proceeds  from the sale of
                                                      the shares of common stock
                                                      by the selling
                                                      shareholders.
----------------------------------------------------- -------------------------
(1) Does not include (i)450,000 shares of common stock reserved for issuance upon exercise of Convertible Notes (ii) 875,000 shares of common stock issuable upon exercise of outstanding warrants, and (iii) 1,000,000 shares of common stock reserved for issuance pursuant to the 2002 Incentive Stock Option Plan (pursuant to which no options have been granted as of this date). Except as otherwise indicated, all references in this prospectus to the number of shares of common stock outstanding do not include the foregoing shares.

                             SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes included in this prospectus as of December 31, 2002 and 2003. The statement of operations data for the years ended December 31, 2001 and 2002, and the balance sheet data as of December 31 2002 and 2003, are derived from financial statements that have been audited by Schuhalter, Coughlin & Suozzo, PC, independent auditors, and Rosenberg Rich Baker Berman & Company and are included in this prospectus. The statement of operations data for the three month periods have been derived from unaudited financial statements reviewed by Schuhalter, Coughlin & Suozzo, PC in 2003 and Rosenberg Rich Baker Berman & Company in 2004. The results for the three months ended March 31, 2004 are not necessarily indicative of the operating results to be expected for the year that will end December 31, 2004.


                                       FOR THE YEARS ENDED             FOR THE 3 MONTHS ENDED
                                           DECEMBER 31,                      MARCH 31,
                                     2002              2003            2003            2004
                                  -----------      -----------      -----------      -----------
                                                                                     (Unaudited)
                                         In thousands, except share data

STATEMENT OF OPERATIONS DATA:

Total revenues                    $     2,040      $     1,066      $       421      $        53
                                  -----------      -----------      -----------      -----------
Costs and Expenses:
Cost of sales                             751              578              130               35
Selling and administrative              2,175            1,356              462              139
                                  -----------      -----------      -----------      -----------
Operating loss                           (886)            (868)            (171)            (121)
Other-income (expense), net                74             (102)             (26)             (17)
Interest (expense)                        (64)             (44)              (8)             (10)
                                  -----------      -----------      -----------      -----------
Net Loss                          $      (876)     $    (1,014)     $      (205)     $      (148)
                                  ===========      ===========      ===========      ===========
Basic and diluted net loss
per share                         $     (0.21)     $     (0.25)     $     (0.05)     $     (0.04)
                                  ===========      ===========      ===========      ===========
Shares used in basic and
diluted net loss per share(1)       4,075,000        4,075,000        4,075,000        4,075,000
                                  ===========      ===========      ===========      ===========

(1) Does not include shares on a pro forma basis for all periods presented for shares which may be issued pursuant to warrants issued in private placements through March 31, 2004 and included as shares registered by this prospectus. Common equivalent shares other than the warrants discussed above have also been excluded from the computation of diluted earnings per share since their effect is anti dilutive.

                                           As of                        As of
                                         December 31,                  March 31,
                                            2003                        2004
                                         ---------                    ----------
                                                                     (unaudited)
                                       (in thousands, except share data)
BALANCE SHEET DATA:

Cash and cash equivalents                        5                            1
Working capital (deficit)                     (491)                        (478)
Total assets                                   514                          472
Long-term obligations,
  net of current portion                       968                          976
Total stockholders' equity (deficit)        (1,379)                      (1,377)

                                  RISK FACTORS

AN INVESTMENT IN OUR COMPANY IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND MAY LEAD TO A LOSS OF YOUR ENTIRE INVESTMENT

An investment in our common stock is highly speculative, involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. In evaluating our business, prospective investors should carefully consider the following risk factors in addition to the other information included in this Registration Statement.

RISKS RELATED TO OUR COMPANY
----------------------------

INVESTORS MAY LOSE THEIR INVESTMENT IN OUR COMMON STOCK IF, BECAUSE WE HAVE A LIMITED OPERATING HISTORY, PROSPECTIVE INVESTORS HAVE A LIMITED HISTORICAL BASIS TO JUDGE WHETHER OUR BUSINESS CAN BE SUCCESSFUL.

We were incorporated in November 2002, and through Caribbean Pacific Natural Products, Inc., our operating subsidiary, have only been engaged in the skin and body care business since December 2002. We have a limited operating history upon which an investor may evaluate our business and prospects. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets, such as skin, body and healthcare products in general and those catering to small to medium businesses in particular. Since we do not have a lengthy history in the skin and body care business; therefore, prospective investors do not have a historical basis from which to evaluate our performance.

WE HAVE LOST MONEY IN EACH QUARTER SINCE INCEPTION. WE EXPECT FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE


We have incurred net losses from operations in each quarter since inception. Our net loss for the fiscal year ended December 31, 2002 was $875,904. Our net loss for the year ended December 31, 2003, was $1,013,587. Our net loss for the three months ended March 31, 2004 was $148,130. As of March 31, 2004, we had a cumulative net loss of $3,252,736 and a negative cash flow from operations. We expect to continue to incur losses for the foreseeable future. We expect to increase significantly our operating expenses in the near future as we attempt to build our brand, expand our customer base and develop products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability.


WE REQUIRE ADDITIONAL CAPITAL TO CONTINUE BUSINESS OPERATIONS AND ACHIEVE PROFITABILITY. WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT FIND ADEQUATE FUNDING

The expansion and development of our business will require significant additional capital, which we may be unable to obtain on suitable terms, or at all. We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. Unless our revenues increase, we will need to obtain at least $500,000 in additional capital during the next twelve months to continue our business operations. We cannot be sure that we will be able to obtain this needed capital from third parties on reasonable terms or at all. We believe that the future growth of our business operations over the next twelve to eighteen months to a level necessary to achieve profitable operations will require additional capital of at least $1,000,000. If we are unable to obtain adequate funding on suitable terms, or at all, we may have to delay, reduce or eliminate some or all of our advertising, marketing, product development, general operations or any other initiatives.


At March 31, 2004, we had $742 in cash. Due to our recent entrance into the sun-care and skin-care industry and the inherent fixed costs mandated by this business, we presently require substantial working capital to fund our business and will need more in the future. Since we have thus far experienced a negative cash flow from operations and expect to continue to do so for the foreseeable future, we may need to raise additional funds through the issuance of equity, equity-related securities or debt. We cannot be certain that such additional financing will be available to us on reasonable terms or at all, and will be subject to a number of factors, including market conditions, our operating performance, and investor sentiment. If we are unable to raise this additional capital when we need to, or are otherwise unable to achieve profitable business operations, we may be unable to maintain our Company as a going concern and may be forced to discontinue operations.


WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OR MANAGE. THESE ACQUISITIONS MAY DILUTE OUR SHAREHOLDERS' OWNERSHIP INTEREST IN OUR COMPANY, CAUSE US TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES AND IT MAY DECREASE THE VALUE OF OUR COMMON STOCK

Our business strategy contemplates the review of acquisition prospects that would complement our current product offerings, increase our size and geographic scope of operations, or otherwise increase our manufacturing and operating efficiency. To finance any such acquisitions, we may issue common stock, which would dilute our current shareholders' ownership interest and possibly decrease the value of our common stock, or we may borrow the money to make such acquisitions, which would result in an increase in our indebtedness, or we may issue common stock and borrow money. While there are no current agreements or negotiations underway with respect to any such acquisition or acquisitions, we may acquire or make investments in businesses or products in the future. We may not be able to integrate successfully businesses which we may acquire in the future without substantial expense, delays or other operational or financial problems. We may not be able to identify, acquire or profitably manage additional businesses.

OUR LACK OF MANUFACTURING FACILITIES MAY RESULT IN UNEXPECTED DELAYS AND A LOSS OF REVENUE

     We currently have no manufacturing capabilities and presently rely on a single contract manufacturer, Absolute Packaging, Inc., an unaffiliated company, to manufacture our entire product line. Although we intend to develop in-house manufacturing and laboratory facilities to supplement our contract manufacturer, we will require approximately $350,000 in additional capital to complete these facilities and we cannot estimate when, or if, sufficient capital will be available for this purpose. Our reliance on the production schedules and capacities of one or more contract manufacturers may restrict our ability to achieve significant revenue growth or to develop new product lines. If we were to experience delays in the delivery of our finished products or the raw materials or components used to make such products, of if these suppliers were unable or unwilling to supply product, our customer relationships, revenues and earnings could suffer.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH TO ACHIEVE PROFITABILTY, IT MAY DECREASE THE VALUE OF OUR COMMON STOCK

As a company which needs to grow rapidly in order to achieve profitability, we will need to attract and retain talented management, marketing and sales personnel, either as employees of the Company or as contracted consultants. If we cannot effectively manage our growth, the ability to manufacture and distribute an increasing volume of our products while maintaining customer satisfaction will suffer.

Our reputation and ability to attract, retain and serve customers depends upon the reliable performance of our products and manufacturing processes. We anticipate that we will expand our operations significantly in the near future, and further expansion will be required to address the anticipated growth in our customer base and market opportunities. To manage the expected growth of operations and personnel, we will need to improve existing systems and implement new systems, procedures and controls. In particular, the Company has in the past been unable to profitably serve its existing customer base because of inadequate production planning and inventory control systems, which led to product shortages and excessive delivery and distribution expenses.

In addition, we will need to expand, train and manage an increasing employee base in order to expand our business operations to a level which need to be profitable. We will also need to expand our financial, administrative and operations staffing in order to establish systems to prevent manufacturing and distribution problems. In this regard, we expect to hire two full-time executive employees within the next three months to increase our operational and marketing capabilities. We may not be able to effectively manage this growth. Our planned changes in personnel, systems, procedures and controls may be inadequate to support our future operations. If we are unable to alleviate the production and distribution problems which we have suffered in the past, to manage our planned growth effectively or if we experience manufacturing or supply disruptions during expansion, our revenue growth might not be sufficient to achieve profitable operations, which could result in a decrease in investor confidence in our business and a decline in the value of our common stock.

RISKS RELATED TO THE SUN-CARE AND SKIN INDUSTRIES
-------------------------------------------------

THE SUN CARE AND SKIN CARE INDUSTRIES ARE HIGHLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The industries in which we are seeking to compete are highly competitive and are comprised of companies with much stronger brand recognition and economic resources than our Company.

Our sun-care and skin-care business competes directly with entrenched, well-funded and highly regarded multi-national competitors such as Johnson & Johnson, Schering-Plough, and Lancome, as well as mass-market sun-care products such as Hawaiian Tropic and Banana Boat. Their earlier entry, greater resources and broader presence in the United States could make competing against these entities impracticable. Our e-commerce unit also faces intense competition from traditional retailers; websites maintained by online retailers of similar merchandise; and Internet portals and online service providers that feature shopping services, such as America Online and Yahoo! These competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can.

We believe that our ability to compete successfully depends on many factors, including the quality of our products; the market acceptance of our products, websites and online services and the success of our sales and marketing efforts. However, we are faced with the challenge of gaining market recognition for our products and services, and we cannot be certain that we will have sufficient resources to establish our brands or achieve the level of commercial acceptance necessary for our offerings to effectively compete in this industry. The failure to create this recognized brand identity could have a material adverse effect on us.

Our products compete for consumer recognition and retail shelf space with products that have achieved significant international, national and regional brand name recognition and consumer loyalty. Our products also compete with new products that often accompanied by substantial promotional campaigns. These factors, as well as economic conditions, demographic trends, and discount pricing strategies by competitors could result in increased competition and could have a material adverse effect on our results of operations by reducing revenues and increasing marketing and sales costs which could result in substained or increasing net losses.

CONSUMERS MAY REDUCE DISCRETIONARY PURCHASES OF OUR PRODUCTS AS A RESULT OF A GENERAL ECONOMIC DOWNTURN WHICH WOULD RESULT IN A DECREASE IN OUR OPERATIONS

We believe that consumer spending on sun care and skin care products is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience sustained periods of declines in sales during economic downturns, or in the event of terrorism or diseases affecting customers purchasing patterns. In addition, a general economic downturn may result in our customers stores and hotels, which may, in turn, result in reduced sales of our products. Any resulting material reduction in our sales could have a material adverse effect on our results of operations and financial condition. A reduction in our operations could require us to limit or cease certain business lines or spending on testing and marketing of new products.

OUR MAJOR DISTRIBUTION CHANNEL IS HIGHLY SUSCEPTIBLE TO SEASONAL FLUCTUATIONS AND POTENTIAL DISRUPTION OF BUSINESS OPERATIONS

The present distribution channels for our products are heavily focused on sales through major resort pool and beach kiosks in over twenty-five locations in Hawaii, Mexico and Florida. As a result, our sales are largely dependent upon the same seasonal fluctuations caused by weather, changes in travel patterns, and holiday periods that are faced by the hotels and resorts where we are located. Any major disruption of business operations due to weather, terrorism, or weak economic conditions, which occurs during the peak resort season could have a material adverse effect on our results of operations.

RISKS RELATED TO OUR STOCK
--------------------------

THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK. WITHOUT A TRADING MARKET, PURCHASERS OF THE SECURITIES MAY HAVE DIFFICULTY SELLING THEIR SHARES

There is a presently no publicly-quoted market price for our common stock and as a result our stock price could be extremely volatile. We have applied for listing of our Common Stock on the OTC Bulletin Board, and in the future a limited trading market for our common stock may develop. There can be no assurance that our Common Stock will be approved for trading on the OTC Bulletin Board or any other market, or that if approved for trading that a regular trading market for our common stock will ever develop be sustained. If for any reason our common stock is not listed on the OTC Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their common stock.

Consequently, our stock price, if and when publicly-traded, is likely to be volatile and is likely to continue to be volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. The institution of such litigation against us could result in substantial costs to us and a diversion of our management's attention and resources.

EVEN IF PUBLICLY-TRADED IN THE FUTURE, OUR COMMON STOCK MAY BE SUBJECT TO "PENNY STOCK" RESTRICTIONS

If our common stock becomes publicly-traded and our stock price remains at less than $5, we will be subject to so-called penny stock rules which could decrease our stock's market liquidity.

The Securities and Exchange Commission has adopted regulations which define a "penny stock" to include any equity security that has a market price of less than $5 per share or an exercise price of less than $5 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery to and execution by the retail customer of a disclosure statement written suitability relating to the penny stock, which must include disclosure of the commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, the broker/dealer must send monthly statements disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Those requirements could adversely affect the market liquidity of such stock. There can be no assurance that if our common stock becomes publicly-traded the price will rise above $5 per share so as to avoid these regulations.

THERE ARE A SIGNIFICANT NUMBER OF SHARES UNDERLYING OUR WARRANTS, CONVERTIBLE NOTES, AND OPTIONS AND THE EXERCISE AND SALE OF THESE SHARES MAY CAUSE THE PRICE OF OUR STOCK TO DROP AND MAY SUBJECT OUR CURRENT SHAREHOLDERS TO SIGNIFICANT DILUTION

     The exercise or conversion of outstanding warrants, Convertible Notes, and options common stock will dilute the percentage ownership of our other stockholders and could cause the market price of our common stock to drop.


As of May 12, 2004, there were outstanding notes, warrants and other convertible securities to purchase an aggregate of 875,000 shares of our common stock. In addition, up to 1,000,000 options may be granted in the future under our 2002
Incentive Stock Option Plan, although as of May 12, 2004 no options had been granted under that Plan. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options, warrants or convertible securities, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

OUR PRINCIPAL OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS OWN A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT

Currently, our officers, directors and principal shareholders, in the aggregate, beneficially own approximately 52% of our outstanding common stock. Upon the issuance of shares registered in this Offering and issuable upon conversion of Notes and exercise of Warrants, they will own approximately 40.5% of the outstanding shares of Common Stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

          -    election of our board of directors;
          -    removal of any of our directors;
          -    amendment of our certificate of incorporation or bylaws; and
          -    adoption  of  measures  that  could  delay or prevent a change in
               control  or  impede  a  merger,   takeover   or  other   business
               combination involving us.

As a result of their ownership and positions, our directors, executive officers and principal shareholders collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors, executive officers and principal shareholders, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.



RISKS RELATING TO THE SPIN-OFF DISTRIBUTION
-------------------------------------------

THE QUIGLEY CORPORATION SHAREHOLDERS MAY WANT TO SELL THEIR SUNCOAST SHARES AFTER THEY ARE RECEIVED IN THE SPIN-OFF DISTRIBUTION AND THIS COULD ADVERSELY AFFECT THE MARKET FOR OUR SECURITIES

The Quigley Corporation will distribute 502,695 shares of our common stock to its shareholders in the spin-off distribution. Management of the Quigley Corporation made the decision to invest in us without shareholder approval and the shareholders of the Quigley Corporation that will now be our shareholders may not be interested in retaining their investment in us. Since the Quigley Corporation shareholders will receive registered shares in the distribution, they will generally be free to resell their shares immediately upon receipt. If any number of the Quigley Corporation shareholders offer their shares for sale, the market for our securities could be adversely affected.

                           FORWARD-LOOKING STATEMENTS
                           --------------------------

     The statements contained herein and elsewhere on this Form SB-2 that are not statements of historical fact constitute "forward-looking statements." These forward-looking statements involve risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements, expressly predicted or implied by such forward-looking statements. In some cases, you can identify forward looking statements by words such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "intend," "project," "seek," "predict," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

     The important factors which may cause actual results to differ from the forward-looking statements contained herein include, but are not limited to, the following: general economic and business conditions; competition; success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain key management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; availability and costs of raw materials and supplies; and changes in, or failure to comply with, government regulations. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this filing will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and expectations of the Company will be achieved.

                                  THE SPIN-OFF


RECORD DATE                                   Shareholders    of   the   Quigley
                                              Corporation  will  receive one (1)
                                              share of Suncoast  Naturals common
                                              stock  for  every 23 shares of the
                                              Quigley  Corporation  common stock
                                              owned  of  record  on the  date of
                                              this prospectus.

RECORD HOLDERS                                The Quigley Corporation  currently
                                              has 4,581  shareholders  of record
                                              and Suncoast Natural currently has
                                              51    shareholders    of   record.
                                              Following    the     distribution,
                                              Suncoast    Naturals   will   have
                                              approximately  4,632  shareholders
                                              of record.

PROSPECTUS                                    A copy of this   prospectus   will
                                              accompany each  certificate  being
                                              distributed    to   the    Quigley
                                              Corporation  shareholders  on  the
                                              distribution date.

DISTRIBUTION DATE                             502,695    shares   of    Suncoast
                                              Naturals   common  stock  will  be
                                              delivered     by    the    Quigley
                                              Corporation  to  Liberty  Transfer
                                              Company,  the  distribution  agent
                                              within  ten  days  of the  date of
                                              this    Prospectus.     and    the
                                              distribution agent will distribute
                                              the  share   certificates  to  the
                                              Quigley  Corporation  shareholders
                                              (along   with  a  copy   of   this
                                              prospectus),  within  thirty  days
                                              thereafter.

LISTING AND TRADING                           There  is   currently  no   public
                                              market   for   our  shares.   Upon
                                              completion  of  this distribution,
                                              our  shares  will  not qualify for
                                              trading   on  any    national   or
                                              regional  stock exchange or on the
                                              NASDAQ     Stock     Market.    An
                                              application  has  been  filed with
                                              the   National    Association   of
                                              Securities  Dealers (NASD) for the
                                              public   trading   of  our  Common
                                              Stock  on  the OTC Bulletin Board,
                                              but  there  is  no  assurance that
                                              the Company's Common Stock will be
                                              quoted on the OTC Bulletin Board.
                                              Even  if a market develops for our
                                              common  shares,  we  can  offer no
                                              assurances that the market will be
                                              active, or that it will afford our
                                              common shareholders an avenue for
                                              selling   their  securities.  Many
                                              factors  will influence the market
                                              price   of   our   common  shares,
                                              including  the depth and liquidity
                                              of   the  market  which  develops,
                                              investor    perception    of   our
                                              business,       general     market
                                              conditions,     and   our   growth
                                              prospects.

BACKGROUND AND REASONS FOR THE SPIN-OFF.

Suncoast Naturals, Inc. was formed in November 2002 by William Reilly. Mr. Reilly developed a business plan for Suncoast. The Quigley Corporation, pursuant to a share exchange agreement, received 750,000 shares of Suncoast Naturals in exchange for a 60% controlling interest in Caribbean Pacific Natural Products, Inc.

Suncoast incurred $875,094 and $1,013,587 in operating losses for the fiscal years ended December 31, 2002 and 2003, respectively, and an operating loss of $148,130 in the first three months of 2004. As Suncoast continues to grow and accumulate inventory of contracts for resale, Suncoast will require additional capital. Management believes that the Spin-off and the resulting status of Suncoast as a publicly traded company will provide Suncoast with additional opportunities to access the public equity markets for growth capital.


The Quigley Corporation is a publicly-traded company (Nasdaq: QGLY) engaged in the business of developing and marketing diversified health products. As a result of its investment in Suncoast, the Quigley Corporation has been focused on two lines of business. By spinning off a majority of the Suncoast shares to its shareholders, the Quigley Corporation will be in a better position to focus its efforts on making a profit in its own operations.

The spin-off will leave the Quigley Corporation with 247,305 shares of Suncoast.

MECHANICS OF COMPLETING THE SPIN-OFF.

Within ten days of the date of this prospectus, Suncoast will deliver 502,695 shares of our common stock to the distribution agent, Liberty Transfer Company, to be distributed to the shareholders of the Quigley Corporation on a one (1) for 23 share basis.

If you hold your the Quigley Corporation shares in a brokerage account, your Suncoast shares of common stock will be credited to that account. If you hold your the Quigley Corporation shares in certificated form, a certificate representing shares of your common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty days.

No cash distributions will be paid. Although the distribution ratio is one for 23, fractional shares will be rounded up to the nearest whole number, therefore, no fractional shares will be issued. No shareholder of the Quigley Corporation is required to make any payment or exchange any shares in order to receive our common shares in the spinoff. The Quigley Corporation will bear all of the costs of the distribution, and Suncoast is bearing the costs of this registration statement.

TAX CONSEQUENCES OF THE SPIN-OFF.

We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax free spin-off under United States tax laws. Under the U.S. Tax Code, the Quigley Corporation would need to control at least 80% of our outstanding capital stock to qualify as a tax free spin-off. The Quigley Corporation does not meet this requirement and consequently, we do not believe that the distribution by the Quigley Corporation of our stock to its shareholders will qualify for tax free spin-off status.

The distribution of the Suncoast stock to the Quigley Corporation shareholders will constitute a dividend, taxable as ordinary income, in an amount equal to the fair market value of the Suncoast stock on the date of the distribution, as determined in good faith by the Quigley Corporation. If required by the tax laws, the distribution will be reported to the Internal Revenue Service on Form 1099-DIV. The tax impact of the distribution on the Quigley Corporation is not anticipated to be significant.

                                 USE OF PROCEEDS
                                 ---------------

     We will not receive any proceeds from the spin-off distribution of the Suncoast common stock to shareholders of the Quigley Corporation or from the sale of the shares of the common stock by the selling shareholders pursuant to this prospectus. If the holders of the warrants exercise the warrants, the holders are required to pay the exercise price to us in cash. If all of the warrants are exercised, we estimate that the total proceeds we will receive from the exercise of these warrants will be $573,500. We will use any proceeds from the exercise of the warrants for working capital and general corporate purposes.

                                 DIVIDEND POLICY
                                 ---------------

     We do not intend to pay dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to finance the growth and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operation, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------


     The spin-off distribution described in this Prospectus is a spin-off dividend distribution of Suncoast common stock owned by the Quigley Corporation. The Quigley Corporation will distribute 502,695 shares that it owns to its own shareholders within thirty days after the date of this Prospectus. We are also registering 625,000 shares of our common stock underlying warrants for sale by the Selling Shareholders. No new shares are being sold in this distribution and selling shareholders registration statement. There is currently no public market for the Company's securities. Until such time as a market price for our Common Stock is quoted on the OTC Bulletin Board, the selling shareholders will sell their shares at a price of $1.00 per share. Thereafter, they may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. Upon completion of the distribution and registration of shares for resale by the Selling Shareholders, Suncoast common stock may be traded in the over the counter market if one or more market makers elect to make a market in Suncoast securities. We can provide no assurances of the price at which Suncoast common stock will trade if a market for its securities develop, nor can we provide any assurances that a market will develop.


     For purposes of calculating the registration fee for the Suncoast common stock included in this Prospectus, we have used the $1.00 per share price that is the exercise price for the Class B Common Stock Purchase Warrants. While the original sale of the Class B Common Stock Purchase Warrants was negotiated in an arms length transaction, we can offer no assurances that the $1.00 price bears any relation to value of the shares as of the date of this Prospectus.

                   CERTAIN MARKET INFORMATION AND MARKET RISKS
                   -------------------------------------------

     Our common stock has never been publicly-traded. Selling Security Holders will sell their Shares at a fixed price of $1.00 per Share until our Shares are quoted on the OTC Bulletin Board or other Exchange. An application has been filed with the National Association of Securities Dealers (NASD) for a public quotation of our common stock on the Over The Counter Bulletin Board market but there is no assurance that the Company's Common Stock will be approved for trading in that market or on any other Exchange. In the event that a publicly-traded market for our Common Stock is established, the Selling Shareholders may sell their Shares at either market-established prices or privately-negotiated prices. If a market does develop, the price of our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this Prospectus, including the many risks associated with an investment in our securities, may have a significant impact on the market price of our common stock.


     As of May 12, 2004, there were 4,075,000 shares of common stock held of record by approximately 60 shareholders of record and beneficial owners of our Company.


     The exercise or conversion of outstanding warrants, Convertible Notes, and options common stock will dilute the percentage ownership of our other stockholders and could adversely affect the market price of our common stock.


     As of May 12, 2004, there were outstanding notes, warrants and other convertible securities to purchase an aggregate of 875,000 shares of our common stock. In addition, up to 1,000,000 options may be granted in the future under our 2002 Incentive Stock Option Plan, although as of May 12, 2004 no options had been granted under that Plan. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options, warrants or convertible securities, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the operating results for any future period.

Results Of Operations

     The Company was established in November, 2002. On December 31, 2002, the Company acquired a 60% controlling interest in Caribbean Pacific Natural Products, Inc., which at present is its only operating subsidiary. The results of operations for calendar years 2002 and 2003, and for the three-months ended March 31, 2003 and 2004, include the business operations of this subsidiary.

Twelve Months Ended December 31, 2003 vs. December 31, 2002

     The Company reported $1,066,027 of revenue for the twelve months ended December 31, 2003 and $2.040,313 for the comparable period in 2002, a decrease in sales of $974,286, or 48% when compared to 2002. This decrease is directly attributable to a reduction in certain marketing programs and a re-alignment of commission agreements the Company felt were counterproductive, and the re-configuration of product mix, that the Company believes when its new distribution alignment is fully implemented and its sales volume to the customer base it expects to retain will ultimately result in sales volume and growth. The Company does not immediately expect to restore its prior years volume levels, yet the Company does expect that currently it could attain better gross margins and contain its compensation expenses.

     Cost of sales for the twelve months ended December 31, 2003 were $577,669 which consisted of product royalties of $23,837 and other product costs including manufacturing and handling charges of $553,832 as compared to cost of sales of $751,150 in 2002 which consisted of product royalties of $57,945 and other product costs including manufacturing and handling charges of $693,205. This represents total cost of sales of 54.1%, as a percentage of revenue in 2003, consisting of 2.2% for royalties and 51.9% for other product costs compared with a total of 36.8% in the same period in 2002, including 2.8% for royalties and 34% for other product costs for the same period in 2002. This deterioration of margins is also attributable to the discontinuance of certain products and product arrangements the company believes in the long run will increase profitability, and an increase in the royalty ratio for the twelve months in 2003 and is the result of a non-recurring charge of approximately $33,000 to re-align a royalty arrangement due to changing the mix of product sales the Company renegotiated in the third quarter, which the Company believes, when combined with developing its own new proprietary products not subject to existing royalty agreements, should keep the blended royalty expense under 5% at current volume levels going forward.

     Selling and marketing expenses were $529,846 for the twelve months ended December 31, 2003 as compared to $1,183,303 in 2002, a decrease of $653,457, over the prior year expenses. This consisted of sales compensation and fringes of $20,075 and other selling and marketing costs of $509,771, most of which were concession fees and commissions and the updating of marketing materials, incurred in this period in 2003 as compared to selling and marketing expenses in 2002 which consisted of sales compensation and fringes of $112,489 and other selling and marketing costs of $1,070,814. This represents total selling and marketing expenses of 49.7, as a percentage of revenue in the twelve months ended December 31, 2003, consisting of 1.9% for sales compensation and fringes and 47.9% for other selling and marketing costs compared with a total of 57.9% in 2002, including 5.5% for sales compensation and fringes and 52.4% for other selling and marketing costs in same period in 2002. The increase of the ratio for non-salary expenses in the current nine month period is primarily due to additional costs for new marketing materials, packaging design and product concept fees incurred to implement changes in the Company's marketing plan, including improving its product and packaging mix, which we anticipate will ultimately facilitate flexibility in the Company's product mix and ultimately reduce overall selling costs.

Administrative expenses were $826,122 for the twelve months ended December 31, 2003 as compared to $992,182 in 2002, a decrease of $166,060, or an 16.7%
decrease over the prior year as a percentage of the same expenses. This consisted of administrative compensation and fringes of $332,737 and other administrative expenses of $493,385, which include general corporate overhead, in 2003 as compared to administrative expenses in the same period in 2002 which consisted of administrative compensation and fringes of $251,552 and other administrative expenses of $740,630. This represents total administrative expenses of 77.5%, as a percentage of revenue in 2003, consisting of 31.2% for administrative compensation and fringes and 46.3% for other administrative expenses compared with a total of 48.6% in the same period in 2002, including 12.3% for administrative compensation and fringes and 36.3% for other administrative expenses in the same period in 2002. The decrease in general corporate overhead is attributable to reduced outsourcing to professionals, offset by the increased administrative salary and fringe costs in general corporate overhead for the current nine month period, resulting in a net dollar decrease in the current period. Reduced sales in the current nine month period vs. the prior year were the primary reason the ratio of these expenses rose, and management plans on maintaining similar overhead and anticipates improvements in gross sales and gross margin to improve this ratio.

     Interest costs were $44,131 for the twelve month period ended December 31, 2003 compared to $63,582 in 2002, as liabilities to the former parent were higher in 2002 than the present value of the redeemable preferred stock as of December 31, 2003. Start up costs of $75,199 were incurred in 2003 in connection with the transaction to acquire Caribbean Pacific Natural Products, Inc., the Company's 100%-owned subsidiary.

     The Company reported a net loss of $1,013,587 for the twelve month period ended December 31, 2003 as compared to a net loss of $875,904 during the twelve months ended December 31, 2002. Historically this represents a loss per share of $.25 for the twelve months ended December 31, 2003 as compared to a loss per share of $.21 for the twelve months ended December 31, 2002.

Three Months Ended March 31, 2004 vs. March 31, 2003

     The Company reported $53,259 of revenue for the three months ended March 31, 2004 and $420,930 for the comparable period in 2003, a decrease in sales of $367,671, or 87.3% when compared to 2003. This decrease is primarily attributable to a reduction in certain marketing programs and a re-alignment of commission agreements the Company felt were counterproductive, and the re-configuration of product mix, that should the Company retain its current volume and grow to restore its prior years volume levels, the Company could attain better gross margins and contain its compensation expenses.

     Cost of sales for the three months ended March 31, 2004 were $34,667 which consisted of product royalties of $0 and other product costs including manufacturing and handling charges of $34,667 as compared to cost of sales of $129,828 in 2003 which consisted of product royalties of $8,226 and other product costs including manufacturing and handling charges of $121,602. This represents total cost of sales of 65.0%, as a percentage of revenue in 2004, consisting of 0% for royalties and 65.0% for other product costs compared with a total of 30.8% in the same period in 2003, including 1.9% for royalties and 28.9% for other product costs for the same period in 2003. This deterioration of margins is also attributable to the discontinuance of certain products and product arrangements the company believes in the long run will increase profitability, and an increase in the royalty ratio for the three months in 2004 which is a result of a one time charge of approximately $33,000 to re-align a royalty arrangement due to a positive effect of changing the mix of product sales the Company renegotiated in the third quarter, which should keep the blended royalty expense under 5% at current volume levels.

     Selling and marketing expenses were $23,543 for the three months ended March 31, 2004 as compared to $278,291 in 2003, a decrease of $254,748, over the prior year expenses. This consisted of sales compensation and fringes of $2,138 and other selling and marketing costs of $21,405, most of which were concession fees and commissions and the updating of marketing materials, incurred in this period in 2004 as compared to selling and marketing expenses in 2003 which consisted of sales compensation and fringes of $7,004 and other selling and marketing costs of $271,287. This represents total selling and marketing expenses of 44.2%, as a percentage of revenue in the three months ended March 31, 2004, consisting of 4.0% for sales compensation and fringes and 40.2% for other selling and marketing costs compared with a total of 66.1% in 2003, including 1.6% for sales compensation and fringes and 64.5% for other selling and marketing costs in same period in 2003. The decrease of the ratio for non-salary expenses in the current three month period is primarily due to new marketing materials and packaging design and product concept fees incurred to implement changes in the Company=s marketing plan, including improving its product and packaging mix, which were implemented during 2003.

     Administrative expenses were $115,715 for the three months ended March 31, 2004 as compared to $184,238 in 2003, a decrease of $68,523, or an 37.2%
decrease over the prior year as a percentage of the same expenses. This consisted of administrative compensation and fringes of $55,736 and other administrative expenses of $59,979, which include general corporate overhead, in 2004 as compared to administrative expenses in the same period in 2003 which consisted of administrative compensation and fringes of $103,695 and other administrative expenses of $80,543. This represents total administrative expenses of 217.3%, as a percentage of revenue in 2004, consisting of 104.6% for administrative compensation and fringes and 112.7% for other administrative expenses compared with a total of 43.8% in the same period in 2003, including 24.6% for administrative compensation and fringes and 19.2% for other administrative expenses in the same period in 2003. The decrease in general corporate overhead is attributable to reduced outsourcing to professionals, offset by the increased administrative salary and fringe costs in general corporate overhead for the current nine month period, resulting in a net dollar decrease in the current period. Reduced sales in the current nine month period vs. the prior year were the primary reason the ratio of these expenses rose, and management plans on maintaining similar overhead and anticipates improvements in gross sales and gross margin to improve this ratio.

     Interest costs were $10,466 for the current period in 2004 compared to $7,817 in 2003, as a bridge note liability, which was converted into equity in March 2004, did not exist during the same period in 2003. Start up costs of $17,000 were incurred during the period ended March 31, 2004 in connection with the transaction to acquire Caribbean Pacific Natural Products, Inc., the Company=s 100%-owned subsidiary.

     The Company reported a net loss of $148,130 for the current three months ended March 31, 2004 as compared to a net loss of $205,244 during the three months ended March 31, 2003. Historically this represents a loss per share of $.04 during the current three months ended March 31, 2004 as compared to a loss per share of $.05 for the three months ended March 31, 2003.

CRITICAL ACCOUNTING POLICIES

RECAPITALIZATION OF CARIBBEAN PACIFIC NATURAL PRODUCTS, INC.

     Material sales and expenses included in these consolidated financialstatements result from the inclusion of financial information of the Company's60% owned subsidiary Caribbean Natural Products, Inc., which develops and markets all-natural sun-care and skincare products for luxury resorts, theme parks and spas. In December 2002, the Board of Directors of the Company approved a plan to acquire CARIBBEAN PACIFIC NATURAL PRODUCTS, and on January 22, 2003, the Company acquired a 60% equity interest in CARIBBEAN PACIFIC NATURAL PRODUCTS. In exchange for its 60% equity interest in CARIBBEAN PACIFIC NATURAL PRODUCTS, the Company issued to The Quigley Corporation : (i) 750,000 shares of the Company's common stock, which Suncoast has agreed, at its cost, to register for public resale through an appropriate registration statement; and (ii) 100,000 shares of Suncoast's Series A Redeemable Preferred Stock, which bears certain redemption futures discussed in Note 9 Redeemable Preferred Stock.

     Pursuant to SFAS No. 141, which applies to business combinations afterJune 30, 2001, which requires the use of the purchase method of accounting forall business combinations, carrying forward the guidance from APB 16 withrespect to;
(a) the principles of historical cost accounting, (b) determiningthe cost of the acquired entity and (c) allocation of cost to assets andliabilities assumed; "CARIBBEAN PACIFIC NATURAL PRODUCTS" is considered the acquiring entity. As such the historical balances of "CARIBBEAN PACIFIC NATURAL PRODUCTS" assets and liabilities representing the carrying value and the corresponding allocation of the purchase price, and therefore, the transaction is equivalent to a reverse acquisition, which in this case, no partial step up in asset values discussed in EITF 90-3 apply, and thereby no goodwill or intangible assets have been recorded. The equity issued by the Company was valued at the (a) present value of the redeemable preferred shares issued to "Quigley" and (b) common stock and additional paid in capital was recorded at the value of the remaining liability to "Quigley" canceled by the exchange agreement.

     ACCOUNTING FOR BUSINESS COMBINATION OF CARIBBEAN PACIFIC NATURAL PRODUCTS, APPLICATION OF SAB 103

     During the years ended December 31, 2000, 2001 and 2002, the results ofoperations, cash flows and assets and liabilities of CARIBBEAN PACIFIC NATURAL PRODUCTS were included in the consolidated financial statements of the Quigley Corporation, the effect of which were reported as discontinued operations in 2002. The financial statements of "Quigley" were audited by another auditor, and the results of this subsidiary were not reported separately. Recently the staff of Corporate Finance Division of the Securities and Exchange Commission, "SEC", provided guidance in the codification of its staff accounting bulletins ("SABS") and in discussion of accounting for former subsidiaries, such as the case with CARIBBEAN PACIFIC NATURAL PRODUCTS, indicated that reasonable estimates for expenses of the use of a parent company's capital (ie. interest) and other corporate charges connected with operating as a stand alone entity (including legal fees, audit fees and administrative expenses) should be estimated when the division or subsidiary is presented individually. The financial statements include such estimates and additional expenses were recorded, and a like amount was credited to additional paid in capital for the periods presented as follows:

                               Years Ended          Three Months Ended
                               December 31,               March 31,
                              2002     2003              2003      2004
                             ------   ------           ------     ------
                                                          (Unaudited)
Interest and
 administrative costs       $55,782  $15,000            $10,000      $0
                            =======  =======            =======      ==

LOSS PER SHARE

     The Company has adopted SFAS No.128, "Earnings per Share." Earnings percommon share are computed by dividing income available to common stockholders bythe weighted average number of common shares outstanding during the period. Theearnings per common share computation, assuming dilution, gives effect to alldilutive potential common shares during the period. The computation assumes thatthe outstanding stock options and warrants were exercised and that the proceedswere used to purchase common shares of the Company. Common equivalent shareshave been excluded from the computation of diluted earnings per share sincetheir effect is antidilutive. Loss per share are also calculated givingretroactive recognition for the number of equivalent shares issued to Quigley in connection with the acquisition of "CARIBBEAN PACIFIC NATURAL PRODUCTS," and the 3,100,000 shares issued for information services and cancellation of advances in 2002 as being outstanding at the beginning of all periods presented.

REDEEMABLE PREFERRED STOCK

     On December 31, 2002, the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The QuigleyCorporation as partial consideration for the acquisition of 60% of the CommonStock of Caribbean Pacific Natural Products, Inc.

     The   holders  of  the  Series  A  Stock  shall  be  entitled  to  receive, inpreference to the holders of the Corporation's Common Stock, when, as and ifdeclared by the Corporation's Board of Directors, annual dividends at the rateof $.10 per share and no more. Dividends on the Series A Stock shall becumulative, and declared but unpaid dividends shall not bear interest.
Theholders of Series A Stock shall have no voting rights. No other Series or Classof Preferred Stock which may subsequently be designated or authorized by theBoard of Directors shall be granted or otherwise be entitled to any votingrights.

     The Corporation shall have the right to redeem the shares of Series A Stockat any time following the date of issuance. The Redemption Price for each shareshall be $10.00 per share plus an interest factor which shall accrue from thedate of issuance through the date of redemption. The interest rate shall be afixed annual rate equal to the prime rate announced by Citibank, NA, New YorkCity, on the date of issuance, and may be payable in cash or accrued untilredemption. In the event that all shares are not put by the holder to the Corporation or redeemed by the Corporation prior to December 31, 2007, all suchshares shall be redeemed by the Corporation at face value, together with accrued interest, if any, as of that date. These preferred shares were valued at$937,596, which represented the net present value of the redemption obligation,which absent early redemption by the Company, has a fixed redemption date ofJanuary 22, 2007.

     The holders of the Series A Stock have the right to put their shares each calendar quarter (on or before the 45th day following the end of the quarter) to the Corporation for a price of $10.00 per share plus an interest factor which shall accrue from the date of issuance through the date of redemption. The interest rate shall be a fixed annual rate equal to the prime rate announced by Citibank, NA, New York City, on the date of issuance. The holders of the Series A Stock have a put option equal to the number of Shares which represent 50% of the free cash flow reported by the Corporation in the immediately preceding quarter divided by the redemption price of $10.00 per share.

     During the year ended December 31, 2003 and the three month period ended March 31, 2004, the Company imputed $31,231 and $7,960 of interest expense on this obligation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In April 2002, the FASB issued SFAS No. 145 "Rescission of FASBStatements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and TechnicalCorrections." This statement rescinds SFAS No. 4, "Reporting Gains and Lossesfrom Extinguishment of Debt," and an amendment of that statement, SFAS No. 44,"Accounting for Intangible Assets of Motor Carriers," and SFAS No.
64,"Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." Thisstatement amends SFAS No. 13, "Accounting for Leases," to eliminateinconsistencies between the required accounting for sale-leaseback transactionsand the required accounting for certain lease modifications that have economiceffects that are similar to sale-leaseback transactions. Also, this statementamends other existing authoritative pronouncements to make various technicalcorrections, clarify meanings, or describe their applicability under changedconditions. Provisions of SFAS No. 145 related to the rescission of SFAS No. 4were effective for the Company on November 1, 2002 and provisions affecting SFASNo. 13 were effective for transactions occurring after May 15, 2002. Theadoption of SFAS No. 145 did not have a material impact on our financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for CostsAssociated with Exit or Disposal Activities." This statement coversrestructuring type activities beginning with plans initiated after December 31,2002. Activities covered by this standard that are entered into after that datewill be recorded in accordance with the provisions of SFAS No. 146. Managementdoes not believe there will be a significant impact on our consolidatedfinancial position or results of operations.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-BasedCompensation-Transition and Disclosure," which provides alternative methods oftransition for a voluntary change to fair value based method of accounting forstock-based employee compensation as prescribed in SFAS 123, "Accounting forStock-Based Compensation." Additionally, SFAS 148 required more prominent andmore frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscalyears ending after December 15, 2002, with early application permitted incertain circumstances. The Company has adopted the disclosure provisions in these consolidated financial statements as disclosed above under Stock BasedCompensation.

     In November 2002, the FASB Issued FASB interpretation (FIN) No. 45"Guarantor's Accounting and Disclosure Requirements for Guarantees, IncludingIndirect Guarantees of Indebtedness of Other." FIN No. 45 requires guarantor torecognize, at the inception of a qualified guarantee, a liability for the fairvalue of the obligation undertaken in issuing or modified after December 31,2002. Management does not expect adoption of this Interpretation to have amaterial impact on the Company's financial condition or results of operations.

     "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on our consolidated financial position or results of operations.

     In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

Current Plan Of Operations

     Our business strategy for the next year is to expand our existing Caribbean Pacific line with several new products, including an all-natural, non-chemical shampoo, conditioner, and body wash; supplement our resort-based Caribbean Pacific product sales with a new Internet marketing and sales campaign backed by a national publicity campaign using newspaper and radio editorial features; establish a new, all-natural product line for the fast- growing health food and health products markets; and establish our own in- house manufacturing capabilities to improve profit margins.

     We anticipate that in the coming year it will be possible to continue to reduce many of our present general and administrative expenses as we shift the primary focus of our product distribution channels from highly labor- intensive resort pool and beach kiosk locations to lower cost distribution channels utilizing commission-based manufacturer's representatives and independent distributors within the health food and health product markets. We will also be increasing our marketing capabilities in specialty retail markets including golf and tennis pro shops and day spas.


Seasonality

     Our present distribution channel is heavily focused on sales through major resort pool and beach kiosks in over twenty-five locations in Hawaii, Mexico and Florida. As such, our sales are dependent upon the same seasonal fluctuations caused by weather, changes in travel patterns, and holiday periods that are faced by the hotels and resorts where we are located. Management is currently developing additional product lines which will be distributed through national wholesale distributors and which will therefore reduce the seasonality of our operations.

Liquidity and Capital Resources

     The accountants' report for the Company's financial statements included herein is qualified with respect to the Company's ability to continue as a going concern. As shown in the accompanying financial statements, the Company incurred a net loss of $875,904 and $1,013,587 during the years ended December 31, 2002 and 2003. Additionally, the company had a working capital and stockholders' deficit of $490,850 and $1,379,485 at December 31, 2003 and its working capital is not sufficient to support the Company's losses from operations at existing levels for the next year. As of March 31, 2004 (Unaudited) the Company had a working capital deficit of $478,256 and a stockholders' deficit of $1,377,615. The Company plans to raise more capital through public or private financing, through the issuance of its common stock, the issuance of debt instruments, including debt convertible to equity, or otherwise attain financing, which if available, it cannot be certain such financing will be on attractive terms. Should the Company obtain more capital, in turn, it may cause dilution to its existing stockholders and providing the company can obtain more capital, it cannot be assured to ultimately attain profitability.

     The Company intends to continue its efforts to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2003 and the first three months of fiscal 2004 and to continue its product development efforts and adjust its operating structure to reduce losses and ultimately attain profitability. Management's plans in this regard include, but are not limited to, the following:

1. Raise additional working capital by either borrowing or through the issuance of equity, or both. The Company believes that it will need to raise an additional $1,000,000 in financing to achieve its business plans for the next twelve to eighteen months. Depending upon the amount, if any, which may be raised through the exercise of outstanding Common Stock Purchase Warrants during this period, the balance of this financing will be sought through the sale of either Common Stock or debt instruments. We cannot be certain that such additional financing will be available to us on reasonable terms or at all, and will be subject to a number of factors, including market conditions, our operating performance, and investor sentiment. If we are unable to raise this additional capital when we need to, or are otherwise unable to achieve profitable business operations, we may be unable to maintain our Company as a going concern and may be forced to discontinue operations.

2. Negotiate terms with existing trade creditors and strategic vendors, in particular by obtaining additional contract manufacturers for the Company's product lines and establishing a competitive-bidding process for our manufacturing requirements. In order to achieve revenue growth without the expense of establishing an in-house sales force, the Company intends to negotiate alliances with strategic co-venturers who may have stronger distribution channels in the skin care, natural health and body care markets (such as our new marketing agreement with World Wide Health Resources, Inc.). The Company also intends, if it has sufficient financial resources available, to commence limited manufacturing of its own products in order to increase profit margins.

3.   Re-align  revenue  producing   activities  and   corresponding   commission
     arrangements on such a scale that will proportionately reduce selling expenses and reduce other costs wherever possible to improve operating margins and relieve the overhead burden until ultimately profitability may be attained. As an example, the Company is presently evaluating new commission structures and sales strategies at its resort-based pool and beach kiosks in order to achieve better growth and profitability in those venues. Additional and potentially stronger distribution channels, including health food chains and specialty boutiques, are also being evaluated.

     Through September, 2003, the Company received $132,000 proceeds from the issuance of the Company's common stock and $150,000 in financing through the issuance of short-term convertible notes, which are convertible into shares of Common Stock of the Company on or before October 31, 2003 (extended from the original date of September 30, 2003). This note is presently in arrears and the Company intends to renegotiate, on similar terms. The Company will utilize the proceeds of these loans, together with cash flow from existing operations and planned subsequent financings, to manufacture additional inventory for sale at our resort kiosks, and to start-up a new line of skin care products for wholesale distribution, which will improve the Company's seasonalilty revenue potential and to establish a filling and labeling facility at our Orlando warehouse.

     During the next twelve months, the Company plans to raise an additional $1 million to $2 million in capital through public or private financing, through the issuance of its common stock or the issuance of debt instruments, including debt convertible to equity. In addition, the Company will seek to obtain other types of commercial financing, including inventory and receivable financing and equipment leases. The Company anticipates that an additional $1 million in capital would allow it to invest $300,000 in manufacturing and distribution equipment and $500,000 in additional product inventory, with $200,000 reserved for general working capital purposes. The Company cannot be certain that such additional capital or financing will be available, or if available it cannot be certain such capital or financing will be on attractive terms. Should the Company obtain more capital, in turn, it may cause dilution to its existing stockholders and providing the company can obtain more capital, it cannot be assured to ultimately attain profitability.

     The Company expects that it will not experience revenue growth until after the fourth quarter of 2004 from the roll-out of its new product line. The Company anticipates its new products will result in an additional source of revenues it may begin to realize in the first quarter of 2004, and will be an important source of expansion for future revenue in addition to enhancing the growth in its existing distribution channels. In addition, we believe that actions presently being taken to maintain reduced administrative costs and improve manufacturing and shipping procedures will generate sufficient revenues to provide increased gross margins and improve cash flows from operations. However, there can be no assurance that this will occur.

     At March 31, 2004 the Company had a working capital deficit of $478,256. Based upon the current business operations and financial commitments, management believes that the Company's financial condition, when augmented by additional capital the Company is presently pursuing through either financing from the proceeds of convertible notes, the issuance of equity, or a combination of both, will be adequate for the foreseeable future. In addition, we believe that sufficient additional capital will be available to us, when required, to permit us to implement our business plans. There can be no assurance that the Company's future business operations will generate sufficient cash flow from operations or that its plans to obtain working capital from borrowings and equity will be available in sufficient amounts and required time frames to accomplish all of the Company's potential future operating requirements.

                                    BUSINESS

Overview
--------

      Suncoast Naturals, Inc. (the "Company") is a Delaware corporation which has been organized for the purpose of establishing an FDA-approved contract manufacturing and lab facility which formulates and manufactures an all-natural line of sun-care and skin-care products for the spa, resort and specialty boutique markets. The Company has acquired a 60% controlling interest in Caribbean Pacific Natural Products, Inc. ("CARIBBEAN PACIFIC NATURAL PRODUCTS"), an Orlando, FL-based manufacturer and distributor of all-natural sun and skin-care products using natural, non-chemical ingredients derived from organic and renewable resources. In addition to becoming the sole-source manufacturer for the entire CARIBBEAN PACIFIC NATURAL PRODUCTS product line, the Company will also develop and manufacture private-label skin and sun care products for the resort and day spa markets.

     We have an authorized capitalization of 25 million shares of Common Stock ($.001 par value) and 1,000,000 shares of unclassified Preferred Stock ($.01 par value), of which 4,075,000 shares of Common Stock, and 100,000 Shares of Class "A" Redeemable Preferred Stock are issued and outstanding.

     The Company's executive offices are located at 5422 Carrier Drive, Suite 309, Orlando, FL 32819. The Company's new laboratory facilities and manufacturing and filling facility are presently being constructed in adjacent warehouse/light industrial space. The telephone number is (407) 226-8889, and the Company's corporate website is www.suncoastnaturals.com and it's on-line sales website is www.cpskincare.com.


Business Operations Of Suncoast Naturals, Inc.
----------------------------------------------

     The Company has been newly-organized in November, 2002 to build and operate an Over-The-Counter (OTC), FDA-approved manufacturing facility specializing in the development and manufacturing of a complete line of private-label Spa Products for the resort and Day Spa markets, as well as a complete product of all-natural Bath & Body and Suncare Products. In addition to our plans to manufacture our own line of products under a variety of brand-names, we have acquired a controlling 60% interest in Caribbean Pacific Natural Products, Inc. (CARIBBEAN PACIFIC NATURAL PRODUCTS), and will be the sole-source supplier of existing and future products which are branded under the "Caribbean Pacific" trademark. At present, CARIBBEAN PACIFIC NATURAL PRODUCTS is the sole operating subsidiary of the Company.

     As part of our business plan, we have established a wholly-owned manufacturing subsidiary, CP Suncoast Manufacturing, Inc., and we are presently constructing a cosmetics laboratory and testing facility and a modular
mixing/filling   facility  which  will   specialize  in  small  to  medium  size
manufacturing runs suited for small-volume, private label fulfillment. In addition, the Company's planned in-house cosmetic chemistry and microbiological department will allow us to provide our customers with their own line of custom-designed sun-care and skin care products. Approximately $50,000 has been spent by the Company toward the development of this facility, and the Company will need to spend an additional $250,000 for its completion. If sufficient financial resources are available to the Company, we expect that this facility could be completed and fully-operational early in the first quarter of 2004.

Business Operations of Our Caribbean Pacific Natural Products, Inc. Subsidiary
------------------------------------------------------------------------------

     Our 60%-owned Caribbean Pacific Natural Products, Inc. subsidiary (CARIBBEAN PACIFIC NATURAL PRODUCTS) is an Orlando, FL-based company which holds an exclusive license to produce, market and distribute a proprietary line of all-natural sun and skin care products developed over an eight-year period by Caribbean Pacific International, Inc. The CARIBBEAN PACIFIC NATURAL PRODUCTS product line is differentiated from its competition by the elimination of the petrochemical, synthetic and chemical additives which are prevalent in all standard sun and skin care products.

     The Caribbean Pacific products are manufactured and marketed under an exclusive, world-wide Product License Agreement from Caribbean Pacific International, Inc., the original developer of the products and owner of the "Caribbean Pacific" trademarks. The twenty-five year license agreement expires in 2025, and provides for a payment to Caribbean Pacific International of a 5% royalty on net sales receipts from sales of Caribbean Pacific-branded products. The royalty is not applicable to products developed or sold by us which do not utilize the Caribbean Pacific brandname or trademarks.

Our Product Line
----------------

     The CARIBBEAN PACIFIC NATURAL PRODUCTS product line consists of over forty sun-care, skin-care and spa products, of which sixteen are presently in production. Our entire product line has been designed to be non-toxic, and the ingredients and formulations used it our products are designed to be suitable for persons who are allergic or chemically-sensitive to the chemical ingredients contained in many cosmetic or skin-care products. Our current products include skin moisturizers, SPF (Sun Protection Factor) rated sunscreens, natural oils, shampoos and conditioners, and an all-natural skin gel which relieves pain and discomfort caused by burns, bites, scrapes and sun exposure.

     Our products include skin lotions and oils which contain our proprietary formulations, and are sold under a variety of our trademarked brand-names including "Black Pearl Oil", "Diamond Rose Oil", "Solcreme" SPF suntan lotions, "Kukui Rose" skin moisturizer, "Karibbean Kidz" SPF protection for children, "Sport Sol" dry-grip products for the golf and tennis markets, and "Bye-Beast" natural insect repellent.

Distribution Channels
---------------------

     We sell our products through a variety of distribution channels, including wholesale, retail, web sales, and 800# telephone marketing. We have placed a particular emphasis on sales made through pool and beach kiosks located at major resorts in Florida, Mexico and Hawaii. Because of our all-natural and non-chemical ingredients, our products are utilized by several "eco-sensitive" resorts, including Anheuser-Busch's Discovery Cove in Orlando, FL and Mexico's most famous archeological water park resorts Xel-Ha and Xcaret.

      The CARIBBEAN PACIFIC NATURAL PRODUCTS Custom Label program is presently represented throughout major hotel and resort chains, providing a line of private-label products for resorts including Hyatt, Marriott, Westin, Allegro, and Wyndham, as well as specialty companies such as "Pusser's" rum.

      The Company's product line has been designed for a market niche of high-end and luxury consumers, and we promote directly to this market through our sales representatives at premier resorts in Florida, California, Arizona, Mexico, the Caribbean and Hawaii. CARIBBEAN PACIFIC NATURAL PRODUCTS utilizes a number of sales and promotional venues within these resorts including pool and beach concessions, in-room sales, gift and pro shops and group/convention packages.

     As an example of our effort to broaden our product distribution channels, we are presently expanding the marketing program of our specialty golf and tennis "dry-grip" products by utilizing independent manufacturer's representatives to place these products in golf and tennis pro shops throughout the United States. These "dry-grip products contain our proprietary formulations which provide SPF (sun protection factor) protection while minimizing sweat which would otherwise interfere with golf or tennis players playing in hot or humid climates.

Marketing Strategy
------------------

     Recognizing the growth of the luxury Spa and Day Spa market in the United States, and the higher margins from their luxury product lines, the Company intends to aggressively market its formulation and manufacturing capabilities to those markets, with a particular emphasis on private-label formulations for small to medium size Day Spas which are generally not served by existing manufacturers. As part of this strategy, management will establish direct contact with Spa Directors and will utilize top Estheticians and former Spa management in the field to remain an integral part of the customer's growth as well as to obtain new customers.

     Business relationships in the Spa market are primarily based on credibility and referrals, and despite its burgeoning growth it still remains a relatively insulated industry. As a result of its individualized marketing approach, the Company intends to establish itself as a leader in unique and specialized product development. The wide variety of products offered by the Company, as well as the vertical integration which will be afforded by its in-house development, formulation and manufacturing capabilities, provides ample growth opportunity by replacing other suppliers who are not able to provide individualized private-label formulations.

     During the early development of the luxury and day Spa market in the United States, many different products from many different companies were prevalent in the retail venues, and there was no consistency or uniqueness to differentiate the particular Spa's indigenous characteristics or marketing niche. By specializing in custom-designed private-label products, as well as its generic line of Spa and Resort products, the Company intends to market itself as a major supplier within a rapidly-growing industry, and in particular, as one of the premier suppliers of all-natural and high-quality products.

     The Company intends to establish a unique position in the packaging and manufacturing industry with its revenue growth and stability based upon being the developer, manufacturer and distributor of its own product line, as well as being a sole-source contract manufacturer of private-label products. This vertically-integrated strategy not only protects the client base from other potential suppliers and provides direct on-going dialogue as a 'partner', but also provides higher margins by removing the middle man (distributor) and creates additional barriers-to-entry for future potential competitors.

Our Company Website
-------------------

     We maintain a fully-transactional sales and information website at www.cpskincare.com which not only provides consumers with detailed information about our products and formulations, but allows our customers to purchase our products on-line. We also maintain an 800 toll-free number at 800-432-6723 to assist customers with product information and for mail orders of our products.


     We have also launched an additional website at www.suncoastnaturals.com which provides Company news and information to our shareholders and the general public, as well as information about new products under development and new distribution channels as they become implemented.


     As part of our business plan we will be exploring various opportunities for web-based marketing of our products, including advertising on internet portals and co-marketing arrangements with other websites. At the present time, we are not in negotiations with any parties to broaden our web-based marketing.

Marketing Considerations
------------------------

     The Company has identified several market considerations which it believes will allow it to achieve growth in both the near- and long-term:

     * Broad product line: The Company's wide range of products and formulations of specialty ingredients can be readily custom blended. The array of premium all-natural ingredients and essential oils which are available to be utilized by the Company provides product differentiation within a highly-competitive industry.

     * Technological Expertise: The Company is establishing a staff of cosmetic professionals under the direction of Dr. Sam Saliba, President of the Company's manufacturing subsidiary and our Director of Research and Development. Upon completion of our planned manufacturing and filling/bottling facility, as well as a Research & Development laboratory and testing facility, the Company believes that it will be positioned to compete in the custom private label sector of the health and beauty care industry.

     * Vertical Integration: From product concept to fulfillment to the market place, the Company has been organized to provide a vertically-integrated operation, with the ability to provide all associated tasks of R&D, formulation, blending, filling and customized packaging, as well as the laboratory capability to test raw materials and assure quality control of the finished product. If we are able to obtain sufficient financial resources, we plan to construct within the next three to six months a fully-licensed research and development laboratory, blending and filling facility as well as a microbiology laboratory devoted to ensuring the quality of the Company's ingredients and blends. The versatility of having in-house compounding and filling capabilities will provide us with the ability to not only improve our profit margins by eliminating or reducing our contract manufacturing requirements, but also to have ample capacity to fulfill many of the of small to medium-size private label customers.

Manufacturing
-------------

     The Company's present product line is presently manufactured by a non-affiliated contract manufacturer operating under a confidentiality agreement with respect to the Company's proprietary formulations. At present, there are no supply or other contracts with any manufacturer, including our current contract manufacturer, and terms are negotiated for each product and order. We anticipate that our present manufacturing system will be supplemented, and possibly replaced, by the Company's planned laboratory and manufacturing facility, as well as additional contract manufacturers which may be necessary for the Company's expanding product lines and to provide competitive bidding for our requirements.

     If we are able to obtain sufficient financial resources, our in-house manufacturing facility could be fully-functional within three to six months. We estimate that we will require approximately $350,000 to complete this facility. The Company's planned microbiology laboratory will be subject to the approval of and licensing by the U.S. Food & Drug Administration (FDA) and the State of Florida. The Company believes that the completion of this laboratory facility and the required licensing could be obtained within thirty days from the completion of the facility.

     Prior to the completion of its manufacturing facility, the Company will initially operate its own filling and labeling operation for those products which do not require FDA licensing (non-SPF-rated products). This facility, located in the Company's existing warehouse space in Orlando, FL, became operational during the third quarter of 2003 on a limited basis, and we expect that this capability will immediately increase our manufacturing flexibility as well as improve our net profit margins. This capability would become fully operational upon the completion of the manufacturing facility.

Competition
-----------

     Our sun-care and skin-care business competes directly with entrenched, well-funded and highly regarded multi-national competitors such as Johnson & Johnson, Schering-Plough, and Lancome, as well as mass-market sun-care products such as Hawaiian Tropic and Banana Boat. Their earlier entry, greater resources and broader presence in the United States could make competing against these entities impracticable. Our e-commerce unit also faces intense competition from traditional retailers; websites maintained by online retailers of similar merchandise; and Internet portals and online service providers that feature shopping services, such as America Online and Yahoo! These competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can.

     We believe that our ability to compete successfully depends on many factors, including the quality of our products; the market acceptance of our products, websites and online services and the success of our sales and marketing efforts. More specifically, we have formulated our products using all-natural ingredients without chemical additives or preservatives, and they are derived from organic and renewable resources. Our products are designed to be suitable for most people with chemical sensitivities or who are allergic to the chemicals found in many sun-care and skin-care products.

     Although we have developed and are marketing a full line of sun-care, skin-care, and body-care products containing only natural and non-chemical ingredients; however, we are faced with the challenge of gaining market recognition for our products and services. However, we cannot be certain that we will have sufficient resources to establish our brands or achieve the level commercial acceptance necessary for our offerings to effectively compete in this industry. The failure to create this recognized brand identity could have a material adverse effect on our ability to continue business operations.

Recent Agreements
-----------------

     In May, 2003, we entered into a Sales Management and Service Agreement with Worldwide Health Resources, Inc., an unaffiliated company, to create an independent marketing and sales organization for a new line of all-natural sun, skin, and body-care products to be launched in the United States and Canada later this year. In particular, this consultant is helping us to design a new line of products which will be targeted to health food chains and specialty boutiques. The agreement is for a one-year period and provides for a monthly retainer of $5000.00 and a 15% commission of net invoice amounts based on product sales generated through its marketing efforts.

     In May, 2003, and effective on October 1, 2003, we entered into a three-year national advertising and promotion agreement with News USA, Inc., a non-affiliated company, which will provide the Company with a minimum of fifty different newspaper feature articles and fifty radio features, with 25,000 guaranteed editorial placements reaching an estimated 375 million households in the United States. The Company intends to use these editorial placements to promote the Company's unique all-natural product lines and to promote the Company's new Internet sales promotion campaign for the Caribbean Pacific products. The total cost to the Company under this Agreement will be $500,000, with half paid in cash and half paid in equity (100,000 shares of common stock and 200,000 $1.00 Warrants). We paid News USA $5,000 and 50,000 $1.00 Warrants upon signing, and will pay $2500.00 in cash and $2500.00 in equity for each newspaper or radio feature provided to us.

Research and Development
------------------------

We have not yet conducted any research or development activities. When we acquired the controlling interest in Caribbean Pacific Natural Products, we acquired their existing products and formulas. In the future, research activities will primarily aimed at discovering and developing new and enhanced sunscreens and skin care products. Company sponsored research and development expenditures were $0 in 2003, 2002 and 2001.

The Company's research activities will be concentrated in the areas of all-natural sun-, skin-, and body-care products. It cannot be predicted when or if any of these products might be developed or become available for commercial sale.

Government Regulation
---------------------

Pharmaceutical companies are subject to extensive regulation by a number of national, state and local agencies. Of particular importance is the FDA. It has jurisdiction over all our businesses and administers requirements covering the testing, approval, safety, effectiveness, manufacturing and labeling of our "SPF" (sun protection factor) labeled products. The extent of FDA requirements and/or reviews is limited to our SPF suncare products, and would affect the amount of resources necessary to develop new products and bring them to market in the United States. The FDA does not have regulatory jurisdiction over our non-SPF products.

We are not required to submit our products to the FDA or obtain any approval from the FDA prior to manufacturing or selling our products. The regulations imposed by the FDA are compliance related and are required standards we must meet in the testing, safety, manufacturing and labeling of our products. For example, our SPF products cannot contain certain elements under FDA regulations, but we are not required to have the FDA review and test our products to ensure they do not contain those banned elements. The FDA does has the ability to institute an investigation based on complaints received, which could involve a review of and testing of our products.

On an ongoing basis, the FDA regulates the facilities and procedures used to manufacture pharmaceutical products in the United States or for sale in the United States. All products made in such facilities are to be manufactured in accordance with Good Manufacturing Practices (GMPs) established by the FDA. Our products are presently manufactured by Absolute Packaging, Inc., a contract manufacturer which is FDA-approved. The FDA periodically inspects their facilities and procedures to evaluate compliance.


Failure to comply with governmental regulations can result in delays in the release of products, delays in the approvals of new products, seizure or recall of products, suspension or revocation of the authority necessary for the production and sale of products, fines and other civil or criminal sanctions.


Environment
-----------

To date, compliance with federal, state and local environmental protection laws has not had a materially adverse effect on the Company. The Company will make necessary expenditures for environmental protection. Capital expenditures during 2003 did not include any spending for environmental control purposes. It is anticipated that continued compliance with such environmental regulations will not significantly affect the Company's financial statements or its competitive position.

Employees
---------

     At May 12, 2004, we had 6 full-time salaried employees and 2 part-time hourly employees, of which 2 full-time employees were in executive or managerial positions and 6 employees were in sales/manufacturing/clerical positions. The Company expects to add additional hourly employees as our manufacturing facility is completed and becomes operational, as well additional professional salaried employees for laboratory and research/development positions. The Company intends to increasingly utilize independent marketing organizations and manufacturer's representatives who will promote the Company's product line on a commission basis and thereby avoid the expense of creating an in-house marketing capability. We do not expect a significant increase in either full-time or part-time salaried employees during the next three to six months, but we expect that an additional four to six hourly employees will be hired during that period.


Properties
----------

     Our principal office facility is located in a 5088 sqft office facility at 5422 Carrier Drive, Orlando, FL. This facility is presently occupied pursuant to a lease which expires on 11/30/05 for $6340.00 per month. In addition, we also lease on a month-to-month basis an adjacent 3984 sqft light-industrial facility at a rent of approximately $2563.00 per month. This additional space is presently utilized for warehouse purposes, but it is our intention to develop this space for an in-house manufacturing capability.

     We believe that these lease arrangements are adequate for our immediately foreseeable business needs.

Legal Proceedings
-----------------

     The Company and its subsidiaries are at present not involved in any legal proceedings which management believes will have a material effect upon the financial condition of the Company, nor are any such material legal proceedings anticipated.

                                   MANAGEMENT

     Our directors and executive officers are as follows:

Name                              Age                   Position
----                              ---                   --------
William J. Reilly                 50                    Chairman & President
Thomas Hagan                      64                    Secretary, Director
Dr. Sam Saliba                    66                    Director
Matthew Cohen                     42                    Director

     The principal occupation for the past five years and current public directorships of each of our directors and executive officers is as follows:

WILLIAM J. REILLY, ESQ.,  President and Chairman

Mr. Reilly has served as an Officer and Director of the Company since its inception, and also serves as Chairman of the Board. From March, 1986 to January, 1991, Mr. Reilly served as President of American Leisure Entertainment Corp., and was responsible for developing its entertainment restaurant concept. Under his direction, American Leisure completed an initial public offering of its stock in October, 1987. From 1996 to May, 1999, Mr. Reilly was an Officer and a member of the Board of Directors of BusinessNet Holdings Corp., an internet security software company, and since January, 2001 as Secretary and a member of the Board of Directors of Invicta Corporation, a publicly-traded consumer optical manufacturer headquartered in Boca Raton, FL.


Mr. Reilly received his Bachelor of Arts degree from the State University of New York in 1974, and a Juris Doctor degree from St. John's University School of Law in 1978. From 1978 to 1981, Mr. Reilly served as a Law Clerk to a Justice of the New York State Supreme Court. From 1982 to 1983, he was Assistant Counsel to the Speaker of the New York State Assembly and, from 1983 to 1984, as Assistant Counsel to the Chairman of the New York State Assembly Ways and Means Committee. He presently serves with the rank of Commander in the United States Naval Reserve, Judge Advocate General's Corps, specializing in International Law, and has served with the Judge Advocate General's Corps since his commission in December, 1980. Mr. Reilly is a resident of Boca Raton, FL, and is engaged in the full-time practice of corporate law as a member of the Bar of the State of New York and the Federal Courts. He is a member of the American Bar Association, the Federal Bar Association, and the New York State Bar Association.


THOMAS J. HAGAN, Secretary and Director; President of Caribbean Pacific Natural Products, Inc. Subsidiary


Mr. Hagan joined the Company in November, 2002, and brings to the Company a strong background in marketing and general Management. He will be responsible for developing a comprehensive marketing plan for the Company's contract manufacturing operations as well as the Caribbean Pacific Natural Products operations.


Mr. Hagan served as President of The Dorette Company, a manufacturer of point of purchase advertising products company, from January, 1987 until October, 2002, and was responsible for a ten-fold increase in sales at that company during his tenure. His prior business experience includes management positions at General Electric Company in Cleveland, Philadelphia and Schenectady from 1960 to 1970.

As a management consultant at McKinsey & Company from 1970 to 1973, he developed and managed marketing programs for numerous sales representative organizations, trade shows, key accounts and national accounts. Mr. Hagan is a graduate of Boston College School of Management, and received his Masters in Business Administration Degree from Case Western University. He has also served as a Captain in the U.S. Army Corps of Engineers.

DR. SAM SALIBA, Director; Director of Research & Development; President of CP Suncoast Manufacturing, Inc. Subsidiary

Dr. Sam Saliba, joined Caribbean Pacific International, Inc. as a consultant in 1997 . From 1999 to 2001, as a consultant for Absolute Packaging, Inc., Dr. Saliba reformulated all of the skin-care products which are now sold under the CARIBBEAN PACIFIC NATURAL PRODUCTS brand names. Since December 2001, Dr. Saliba also served as President of Caribbean Pacific Natural Products, Inc.. Upon the completion of the acquisition of a controlling interest of Caribbean Pacific Natural Products, Inc. Dr. Saliba joined the Board of Directors of the Company in addition to his executive duties. He will also serve as the President of the Company's manufacturing subsidiary, CP SunCoast Manufacturing, Inc.

Dr. Saliba's business experience prior to 1981 includes management positions with BASF AG in Germany. From 1981 to 1988, he was the Marketing/Technical Director of Sasolchem Ltd., a petrochemical company headquartered in Johannesburg, South Africa. At Sasolchem, Dr Saliba was responsible for all technical matters including coordination and oversight of all chemical projects as well as international marketing of chemical specialties. From 1988 through 1996, he was the Managing Director of ChemTrading CC., an import/export trading firm in Johannesburg, South Africa with operations in the United States, France, Hong Kong, Africa and South America. Until 1997, he was a Director of Searose Limited, a trading and technical consulting firm based in Beckenham, Kent, United Kingdom.

Dr. Saliba holds several post-graduate degrees, including a Doctor of Science degree in Chemistry and Mineralogy from Heidelberg University, a Master of Science in Physical, Inorganic and Organic Chemistry from Heidelberg University, a B.Sc. in Chemistry from American University and Master of Business Administration from INCAE/Harvard University. Dr. Saliba is fluent in several Languages.

MATTHEW J. COHEN,  Director

Mr. Cohen has served as a Director of the Company since its inception. As a consultant to the Company, Mr. Cohen will be responsible for overseeing the financial integration of the operations of Caribbean Pacific Natural Products, Inc. into the Company, as well as serving as Chairman of the Company's Audit Committee.

Mr. Cohen presently serves since 2002 as Chief Financial Officer of Life Imaging Corporation of Boca Raton, FL, a multi-location medical imaging diagnostic service company, and previously served from 1997 to 2001 as a Director and member of the Audit and Compensation Committee of Legal Club of America Corp., and from 2001 to 2002 as Chief Financial Officer of Interactive Technologies.com, Inc., an internet-based benefit and services company. From 1988 until 1997, Mr. Cohen was Vice President and Chief Financial Officer of

Standard Brands of America, a retailer of consumer electronics and appliances. Mr. Cohen received his BBA Degree in Accounting from New Paltz State University.

Board Of Directors and Committees of the Board
----------------------------------------------

     Our board of directors currently consists of four directors. Each director holds office until that director's term expires or until a successor is duly selected and qualified. All of the officers identified above serve at the discretion of the board of directors. There is presently one vacancy on the Board which will be filled by an outside independent Director.

     Our Board of Directors maintains an Audit Committee consisting of Mr. Cohen as Chairman and Mr. Reilly. The third member of this Committee will be an outside independent Director to be appointed by the Board of Directors.

Director Compensation
---------------------

     During 2002, directors received no compensation. As compensation for their services as members of the board of directors and agreeing to serve through 2003, each member of our board of directors received, in November, 2002, warrants to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share. The warrants are exercisable on or before December 31, 2007.

Executive Compensation
----------------------

     The following table sets forth all compensation granted to the individuals who served as Directors or Officers during calendar years 2001, 2002 and 2003, or received compensation in excess of $100,000 during fiscal years 2001 through 2003. Of the Officers and Directors of the Company, only Dr. Saliba received cash or other compensation for services rendered through calendar year 2002. In calendar year 2003, William J. Reilly received compensation for services rendered as President of the Company.

                                         Summary Compensation Table

                                                                                             Long Term
                                                             Annual Compensation           Compensation
                                                                                            Securities
                                                Salary                   Other Annual   Underlying Options
      Name and Principal Position        Year     ($)      Bonus ($)    Compensation($)      (Shares)
      ---------------------------        ----   ------     -----        ------------         --------
William Reilly                           2003   30,000       --               --              50,000
   President

Dr. Sam Saliba Director; President of    2002   84,000       --               --              50,000
  CP Suncoast Manufacturing Inc. (1)     2001    7,000       --               --                --

-----------

(1)  Received  50,000  warrants in November 2002  exercisable  until 12/31/07 at
     $1.00 per share for compensation as a Director for calendar year 2003.



Stock Option and Other Compensation Plans
-----------------------------------------

On December 31, 2002, we adopted a stock option plan for employees, directors, consultants and advisors, which provides for the issuance of up to 1,000,000 shares of common stock and which was ratified by the shareholders of the Company on the same date. No options have been granted under this plan.

Employment Agreements
---------------------

The Company has entered into a one-year employment agreement with William J. Reilly to serve as the President and General Counsel of the Company at an annual salary of $48,000, commencing on May 30, 2003. Other than this Agreement, the Company has no other employment or compensation agreements.

Limitation of Liability and Indemnification of Officers and Directors
---------------------------------------------------------------------

     As permitted by the General Corporation Law of the State of Delaware, our certificate of incorporation provides that neither a director nor officer is personally liable to us or our shareholders for damages for any breach of duty in his capacity as a director or officer unless a judgment or other final adjudication adverse to such director or officer establishes that such director or officer is liable for negligence or misconduct in the performance of his duties.

     The provisions of our certificate of incorporation are intended to afford our directors and officer's protection, and limit their potential liability, to the fullest extent permitted by Delaware law. As a result of the inclusion of such provisions, shareholders may be unable to recover monetary damages against directors or officers for actions taken by them that constitute negligence or, in some cases, gross negligence or that are in violation of certain of their fiduciary duties. This provision does not affect a director's or officer's responsibilities under any other laws, such as the federal securities laws.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In November, 2002, the Company issued 1,185,000 Shares of Common Stock in consideration for the cancellation of $31,000 indebtedness for cash advances and expenses incurred in the organization of the Company. These shares were issued to William J. Reilly, the Chairman and President of the Company, and to Thomas Hagan, Dr. Sam Saliba, and Matthew Cohen, who are all Directors of the Company, as well as to twelve unaffiliated shareholders who were gifted shares from Mr. Reilly.


     In November, 2002, the Company issued 1,715,000 Shares of Common Stock and 425,000 warrants (the "A" warrants) to purchase 425,000 shares of Common Stock at $1.00 per share through December 31, 2007, to officers, product marketing consultants and directors of the Company in lieu of cash compensation for formation services rendered to the Company valued at $50,000, and for services to be rendered to the Company during calendar year 2003. Worldwide Health Resources, Inc. provided us with $10,000 worth of services and received 383,000 shares of Common Stock and 85,000 warrants. News USA, Inc. provided us with $5,000 worth of services and received 191,500 shares of common stock and 42,500 warrants. Blackmor Group, Inc. provided us with $10,000 in product marketing services and received 383,000 shares of Common Stock and 85,000 warrants. FINX Group, Inc. provided us with $10,000 worth of secretarial services and received 383,000 shares of Common Stock and 85,000 warrants. Charles Kyrakos provided us with $1,000 in real estate brokerage services and received 38,300 shares of common stock and 8,500 warrants. William J. Reilly, President, provided us with $14,000 in corporation formation and management services, and received 536,200 shares of common stock and 119,000 warrants. This value was ascribed to the services as the Company had yet to establish a market for the Company's common stock and had no business operations.

     Effective for December, 2002, the Company issued 750,000 Shares of Common Stock to The Quigley Corporation as partial consideration for its purchase of a 60% controlling interest in Caribbean Pacific Natural Products, Inc., valued at $582,989 and additionally the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc., valued at $937,596. During the six month period ended June 30, 2003, the Company imputed $15,569 of interest expense on this obligation. No controlling persons or shareholders of the Quigley Corporation who have been identified as holding 5% or more of that corporation's Common Stock are shareholders of our Company or have any business relationships with our Company.

     During the year ended December 31, 2003, the Company received $69,017 of advances from William J. Reilly, the Company's president with no specific repayment terms. No interest has been recorded on this debt. We used the $69,017 for product development, product manufacturing, and general working capital purposes.

     Caribbean Pacific International, Inc., the holder of the royalty agreement, is also the 40% minority shareholder of CARIBBEAN PACIFIC NATURAL PRODUCTS.

                 PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDERS
                 -----------------------------------------------


     The following table sets forth the beneficial ownership of our common stock which is known to us of as of May 12, 2004, as adjusted to reflect the sale of shares of common stock in this offering, by:


     - each person or group affiliated person known to us to beneficially own more than 5% of our outstanding common stock;

     -    each selling shareholder in this offering;

     -    each director;

     -    each of our named executive officers; and

     -    all of our directors and executive officers as a group.


     Except as otherwise noted, the address of each person listed in the table is c/o Suncoast Naturals, Inc., 5422 Carrier Drive, Orlando, FL 32819. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The applicable percentage of ownership for each shareholder is based on 4,075,000 shares of common stock outstanding as of May 12, 2004 and 4,950,000 shares outstanding after the completion of this offering and maximum conversion of the warrants and convertible notes, in each case together with applicable options and warrants for the selling shareholders. Shares of common stock issuable upon exercise of options, warrants and other rights beneficially owned that are exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, warrants and other rights but are not deemed outstanding for computing the percentage ownership of any other person.

For the table set forth below, Seth Fireman is the control person for Goldstand Investments, Inc. Quigley Corporation is a publicly traded corporation, whereby Mr. Guy J. Quigley is the largest shareholder with approximately 32.5% of the outstanding shares. Rina Rollhaus controls Clifton Management and Trading Pension. Goldstand Investments, Quigley Corporation, and Clifton Management and Trading Pension are solely shareholders of our company and there is no other relationship or affiliation.




PRINCIPAL SHAREHOLDERS
----------------------
                                                           Percentage of
                                                              Shares               Shares            Percentage of
                                   Shares Beneficially  Beneficially Owned   Beneficially Owned         Shares
                                   Owned Prior to the      Prior to the          after the        Beneficially Owned
Name and Address                         Offering            Offering            Offering(6)       After Offering(6)
-----------------                        --------            --------            -----------         -----------

William J. Reilly(1)(3) (7)                 500,000               13%               500,000               10%

Thomas Hagan (1)(3) (7)                     100,000              2.6%               100,000                2%

Dr. Sam Saliba (1)(3) (7)                   100,000              2.6%               100,000                2%

Matthew Cohen (1)(3) (7)                    100,000              2.6%               100,000                2%


Goldstrand Investments, Inc. (2)(5)         225,000              5.8%               225,000              4.5%
1040 First Avenue, Suite 190
New York, New York 10022

The Quigley Corp. (2)
Shady Retreat Road
Doylestown, PA 18901                        750,000             19.5%               750,000             15.1%

Clifton Management and Trading              225,000              5.8%               225,000              4.5%
Pension (2)(4)
633 Franklin Avenue
Nutley, New Jersey 07110

ALL DIRECTORS AND OFFICERS AS A
GROUP                                       800,000              21%                800,000               16%
------------------

(1)  Denotes Officer or Director.
(2)  Denotes Selling Shareholder.
(3)  Includes 50,000 shares issuable to each upon the exercise of warrants.
(4)  Includes 225,000 shares issuable upon the exercise of warrants.
(5)  Includes 225,000 shares issuable upon conversion of Note.
(6)  Assumes  maximum  conversion  or  exercise  of  outstanding   warrants  and
     convertible notes.

(7) The address for officers and directors is 5422 Carrier Drive, Orlando, Florida 32819.


For the table set forth below, Michael L. Plunkett is the control person of Doylestown Partners, Inc. Robert K. Ashworth is the control person of Ashworth Development LLC. Richard Smith is the control person of News USA, Inc. Erma Limanni is the control person of Shamrock Equities, Inc.


SELLING SHAREHOLDERS

                                                         Percentage of          Number of
                                        Number of           Shares               Shares            Percentage of
                                   Shares Beneficially  Beneficially Owned   Beneficially Owned         Shares
                                   Owned Prior to the      Prior to the          after the        Beneficially Owned
Name and Address                         Offering            Offering            Offering(7)       After Offering(7)
-----------------                        --------            --------            -----------         -----------

Goldstrand Investments, Inc. (1) (2)     225,000                 5.8%               0                0.00%
1040 First Avenue, Suite 190
New York, New York 10022


Doylestown Partners, Inc. (2)(3)         125,000                 3.2%               0                0.00%
105 Heidi Drive
Portsmouth, RI 02871


Ashworth Development LLC (2)(3)          100,000                 2.6%               0                0.00%
405 North Ocean Blvd., #1403
Pompano Beach, FL 33062

Diocese of Palm Beach (2)                115,000                 3.0%               0                0.00%
9995 North Military Trail
Palm Beach Gardens, FL 33410

Clifton Management and Trading           225,000                 5.8%               0                0.00%
Pension  (1)(2)(4)
633 Franklin Avenue
Nutley, New Jersey 07110

Talmudic Research Center (2)(6)          100,000                 2.6%               0                0.00%

News USA, Inc. (2)(5)                     75,000                 2.0%               0                0.00%
250 E. 54th Street
New York, NY 10022

Shamrock Equities, Inc. (2)               60,000                 1.6%               0                0.00%
401 Broadway, Suite 912
New York, NY 10013

Richard Berman (2)                        75,000                 2.0%               0                0.00%

Total amount  of shares being          1,100,000                28.6%               0                0.00%
registered
------------------

(1)  Denotes Officer, Director or 5% Shareholder.
(2)  Denotes Selling Shareholder.
(3)  Includes 50,000 shares issuable to each upon the exercise of warrants.
(4)  Includes 225,000 shares issuable upon the exercise of Class "B" warrants.
(5)  Includes 25,000 shares issuable upon the exercise of Class "A" warrants.
(6)  Includes 100,000 shares issuable upon the exercise of Class "A" warrants.
(7)  Assumes  maximum  conversion  or  exercise  of  outstanding   warrants  and
     convertible notes.


DESCRIPTION OF CAPITAL STOCK
----------------------------

    The following summary of certain provisions of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Certificate of Incorporation, and the Bylaws that are referenced as exhibits to this Registration Statement and by provisions of applicable law.

Common Stock


     We are presently authorized to issue up to 25,000,000 shares of common stock, $.001 par value per share. As of May 12, 2004, there were 4,075,000 shares of common stock outstanding. If all of the shares of common stock registered in this Registration Statement that are reserved and issuable upon the exercise of outstanding warrants and convertible notes are issued there will be 4,950,000 shares outstanding. The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor, and, upon our liquidation, dissolution or winding up, they are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

     We are presently authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share. Such preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our board of directors may determine. Such preferred stock may be issued without action by stockholders. On December 31, 2002, the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc.

     The holders of the Series A Stock shall be entitled to receive, in preference to the holders of the Corporation's Common Stock, when, as and if declared by the Corporation's Board of Directors, annual dividends at the rate of $.10 per share and no more. Dividends on the Series A Stock shall be cumulative, and declared but unpaid dividends shall not bear interest. The holders of Series A Stock shall have no voting rights. No other Series or Class of Preferred Stock which may subsequently be designated or authorized by the Board of Directors shall be granted or otherwise be entitled to any voting rights.

     The Corporation shall have the right to redeem the shares of Series A Stock at any time following the date of issuance. The Redemption Price for each share shall be $10.00 per share plus an interest factor which shall accrue from the date of issuance through the date of redemption. The interest rate shall be a fixed annual rate equal to the prime rate announced by Citibank, NA, New York City, on the date of issuance, and may be payable in cash or accrued until redemption. In the event that all shares are not put by the holder to the Corporation or redeemed by the Corporation prior to December 31, 2007, all such shares shall be redeemed by the Corporation at face value, together with accrued interest, if any, as of that date.

     The holders of the Series A Stock have the right to put their shares each calendar quarter (on or before the 45th day following the end of the quarter) to the Corporation for a price of $10.00 per share plus an interest factor which shall accrue from the date of issuance through the date of redemption. The interest rate shall be a fixed annual rate equal to the prime rate announced by Citibank, NA, New York City, on the date of issuance. The holders of the Series A Stock have a put option equal to the number of Shares which represent 50% of the free cash flow reported by the Corporation in the immediately preceding quarter divided by the redemption price of $10.00 per share.

Options and Warrants
--------------------

         In addition to our outstanding common stock, there are, as of May 12, 2004, issued and outstanding common stock purchase warrants which are exercisable at the price-per-share indicated, and which expire on the date indicated, as follows:

Description                   Number            Exercise Price      Expiration
-------------------------------------------------------------------------------

Class "A" Warrants           660,000            $ 1.00              12/31/07
Class "B" Warrants           225,000            $ 0.66              12/31/04

We have also authorized and reserved for insurance up to 1,000,000 shares of common stock in connection with the 2002 Incentive Stock Option Plan (to date, no options have been granted).

Anti-Takeover Effects of Certain Provisions of Delaware Law
-----------------------------------------------------------

     We are subject to Section 203 of the General Corporate Law of the State of Delaware, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

     o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder; or

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the numbers of shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include:

     o    any  merger  or  consolidation   involving  the  corporation  and  the
          interested stockholder;

     o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     o    subject to certain  exceptions,  any  transaction  that results in the
          issuance  or  transfer  by  the   corporation  of  any  stock  of  the
          corporation to the interested stockholder;

     o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     This provision could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Transfer Agent And Registrar
----------------------------

     Our transfer agent and registrar for our common stock is Liberty Transfer Company, 274 B New York Avenue, Huntington, NY 11743, Telephone (631) 385-1616, Fax (631) 385-1619.


                              PLAN OF DISTRIBUTION
                              --------------------

     This prospectus covers 1,602,695 shares of our common stock, including the spin off distribution of 502,695 shares of our common stock owned by The Quigley Corporation. The distribution by the Quigley Corporation of 502,695 shares of our common stock to the Quigley Corporation shareholders will be accomplished by direct mail upon effectiveness of the registration statement of which this prospectus is a part. The mechanics of the the Quigley Corporation dividend distribution will be performed by our transfer agent, Liberty Transfer Company. See "The Spin-Off" at page 1.

     All of the common stock offered hereby by the Selling Shareholders pursuant to a Resale Prospectus. We will not realize any proceeds from the sale of the common stock by the selling shareholders. The selling shareholders listed on page 33 of this prospectus are offering up to 1,100,000 shares of our common stock under this prospectus. The number of shares that the selling shareholders may sell are comprised solely of shares of common stock, some of which they will receive if they exercise warrants for the purchase of shares of common stock. Through this prospectus, we are only registering the re-sale of the shares of common stock, including those to be issued upon the exercise of warrants, and a copy of the prospectus will be provided to each purchaser of the Shares registered herein (the "resale prospectus").

     The selling shareholders will sell their shares in public or private transactions at an initial price of $1.00 per Share (estimated by the Company based upon the $1.00 exercise price of the majority of the outstanding Common Stock Purchase Warrants). Until such time as a market price for our Common Stock is quoted on the OTC Bulletin Board, selling shareholders may sell at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. The shares of common stock registered in this offering that are issuable upon the exercise of warrants are exercisable at prices from $.66 to $1.00 per Share and the warrants do not contain cashless exercise provisions. If these warrants are fully exercised, we will receive approximately $573,500 from the exercise of the warrants.

     The Quigley Corporation is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the distribution of its shares to its shareholders. The shareholders of the Quigley Corporation receiving shares in the distribution by the Quigley Corporation may be considered an "underwriter" within the meaning of the Securities Act of 1933 in connection with the resale of the distributed shares.

     The distribution of the common stock by the selling shareholders is not subject to any underwriting agreement. The selling shareholders may sell the common stock offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. In addition, from time to time, the selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the common stock in connection therewith.

     A selling security holder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling security holder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling security holder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling security holder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling security holder of the secured obligation, may sell or otherwise transfer the pledged shares.

     Such transactions may be effected by selling the common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the common stock for whom such broker-dealers may act as agents. The selling shareholders will pay any transaction costs associated with effecting any sales that occur.

     In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders. Currently, the Company's stock can only be sold in a limited number of states, including Arizona, Kentucky, New York and Tennessee. 90 days after we are public, shareholders can also sell their shares in Iowa and Maine. 180 days after we are public, shareholders can sell their shares in Alabama and South Dakota. We will provide written notice to shareholders as additional states become available for the sale of our common stock.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares of common stock by the selling shareholders.

     The selling shareholders are not restricted as to the price or prices at which they may sell their common stock. Sales of such shares may have an adverse effect on the market price of the common stock.

     We have agreed to pay all fees and expenses incident to the registration of the common stock, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling shareholders.

     This prospectus also may be used, with our consent, by donees or other transferees of the selling shareholders, or by other persons acquiring the common stock under circumstances requiring or making desirable the use of this prospectus for the offer and sale of such shares.

                         SHARES ELIGIBLE FOR FUTURE SALE
                         -------------------------------

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

All of the shares sold in this offering will be freely tradable, except that any shares acquired by our affiliates, as that term in is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Any of our affiliates that are selling security holders may not acquire shares sold in this offering until their distribution is completed.
Based on shares outstanding as of May 12, 2004, the 2,472,305 shares of our common stock outstanding that are not registered in this prospectus will be deemed restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) promulgated under the Securities Act, which rules are summarized below. Subject to the provisions of Rules 144 and 144(k), there are an additional 2,472,305 shares that are currently restricted that will be available for sale in the public market over the next two years.

In addition, there are 260,000 shares of our common stock issuable upon exercise of warrants, which have not been included in this registration. These shares would be tradeable in the public market one year after the date of exercise in the case of the warrants, assuming compliance with the other provisions of Rule 144.

Rule 144. In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed:

     o 1% of the then outstanding shares of our common stock, which will be approximately 38,500 shares prior to this offering and 47,000 shares assuming all of the outstanding warrants were exercised.

      In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

                                  LEGAL MATTERS
                                  -------------

     The legality of the shares of common stock offered hereby will be passed upon for Suncoast Naturals by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS
                                     -------


     Our consolidated financial statements as of December 31, 2002 and for the year then ended included in this prospectus have been included in reliance upon the report of Schuhalter Coughlin & Suozzo, PC, independent accountants, given on the authority of said firm as experts in auditing and accounting. Our consolidated financial statements as of December 31, 2003 and for the year then ended included in this prospectus have been included in reliance upon the report of Rosenberg Rich Baker Berman & Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Effective as of April 13, 2004, Suncoast Naturals Inc. and Subsidiary , Inc. (the "Company") accepted the resignation of Schuhalter Coughlin & Suozzo PC. as its independent accountant. The Schuhalter Coughlin & Suozzo PC.
resignation is not the result of its relationship with the Company. The Schuhalter firm informed the Company that although they had expected in good faith to have obtained acceptance by this time, they have yet to obtain approval from the "PCAOB" as a Registered Firm" and do not expect such approval in time to complete the 2003 audit in a timely fashion that would enable the Company to meet its filing requirements for its periodic reports. Schuhalter Coughlin & Suozzo PC. has recommended the Company engage a "Registered Firm" to complete the 2003 audit and the Company has agreed. Effective as of April 13, 2004, the Company engaged Rosenberg Rich Baker Berman & Company as its independent accountant. The decision to change accountants was approved by the Board of Directors of the Company.

     The Schuhalter Coughlin & Suozzo PC. report on the Company's financial statements for the year ended December 31, 2002 did not contain an adverse opinion or a disclaimer of opinion, the report was neither qualified or modified as to audit scope or accounting principles. The report on the financial statements was qualified regarding the Company's ability to continue as a going concern.

     During the year ended December 31, 2002, and subsequent interim periods, March 31, 2003, June 30, 2003, September 30, 2003 and until the resignation of Schuhalter Coughlin & Suozzo PC., there were no disagreements with Schuhalter Coughlin & Suozzo PC. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of Schuhalter Coughlin & Suozzo PC., would have caused Schuhalter Coughlin & Suozzo PC. to make reference to the subject matter of the disagreement in connection with its report.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of the Company year ended December 31, 2002 and the subsequent interim period to April 13, 2004.

     During the two most recent fiscal years of the Company ended December 31, 2002 and the subsequent interim period to the date hereof, the Company did not consult with Rosenberg Rich Baker Berman & Company regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     The Company requested that Schuhalter Coughlin & Suozzo PC. furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements.

                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission for our common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

     You may read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                           Page
                                                                           ----
Report of Rosenberg Rich Baker & Company                                   F-1

Report of Schuhalter Coughlin and Suozzo, PC                               F-2

Balance Sheets as of December 31, 2003 and
  March 31, 2004 (Unaudited)                                               F-3

Statements of Operations for the two years
  ended December 31, 2003 and the three months ended
  March 31, 2003 and 2004 (Unaudited)                                      F-4

Statements of  Stockholders' Equity for the two years
  ended December 31, 2003 and three months
  ended March 31, 2003 and 2004 (Unaudited)                                F-5

Statements of Cash Flows for the two years ended
  December 31, 2003 and the three months ended
  March 31, 2003 and 2004 (Unaudited)                                      F-6

Notes to Financial Statements                                      F-7 to F-24

To the Board of Directors and Stockholders
Suncoast Naturals, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheet of Suncoast Naturals, Inc. and Subsidiary as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Suncoast Naturals, Inc. and Subsidiary as of December 31, 2003 and the results of operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $1,013,587 during the year ended December 31, 2003, and the existing working capital may be insufficient to fund the Company's cash flow needs for the next year. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       /S/ Rosenberg Rich Baker Berman & Company


Bridgewater, New Jersey

May 13, 2004

To the Board of Directors and Stockholders
Suncoast Naturals, Inc. and Subsidiary

     We have audited the accompanying consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows of Suncoast Naturals, Inc. and Subsidiary for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to of Suncoast Naturals, Inc. and Subsidiary above present fairly, in all material respects, the results of operations and its cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $875,904 during the year ended December 31, 2002, and the existing working capital at December 31, 2002 may be insufficient to fund the Company's cash flow needs for the next year. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                        Schuhalter, Coughlin & Suozzo, PC
                          Certified Public Accountants

Raritan, New Jersey

March 29, 2003, except for Note 10, as to which the date is June 26, 2003.

                     SUNCOAST NATURALS, INC., AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

      ASSETS
                                                             December 31,           March 31,
                                                                 2003                 2004
                                                                                   (Unaudited)
CURRENT ASSETS:
  Cash and cash equivalents                                     $ 4,722                 $ 742
  Accounts receivable less doubtful accounts
    of $89,199 and 99,199                                       252,547               241,679
  Inventory                                                     121,586               104,268
  Prepaid expenses and other current assets                      54,958                47,458
                                                              ---------             ---------

      TOTAL CURRENT ASSETS                                      433,813               394,147

PROPERTY, PLANT AND EQUIPMENT, net                               64,139                61,374
                                                              ---------             ---------

OTHER ASSETS:
  Other assets                                                   16,053                16,053
                                                              ---------             ---------

      TOTAL OTHER ASSETS                                         16,053                16,053
                                                              ---------             ---------

      TOTAL ASSETS                                              514,005               471,574
                                                              =========             =========

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                              387,260               497,133
  Accrued royalties and sales commissions                        79,199                71,949
  Notes Payable                                                 160,000                10,000
  Other current liabilities                                     298,204               293,320
                                                              ---------             ---------

      TOTAL CURRENT LIABILITIES                                 924,663               872,402
                                                              ---------             ---------

MINORITY INTERESTS                                                    -                     -
                                                              ---------             ---------

REDEEMABLE PREFERRED STOCK, $.01 par value, authorized
  1,000,000:Issued 100,000 shares, at par value                   1,000                 1,000
  Present value of redemption amount in excess
    of par value                                                967,827               975,787
                                                              ---------             ---------

STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value, authorized:
    25,000,000, 3,850,000 and 4,075,000 shares
     issued and outstanding at December 31, 2003
     and March 31, 2004, respectively                             3,850                 4,075
  Additional paid-in-capital                                  1,721,271             1,871,046
  Retained deficit                                           (3,104,606)           (3,252,736)
                                                             -----------           -----------

      TOTAL STOCKHOLDERS' (DEFICIT)                          (1,379,485)           (1,377,615)
                                                             -----------           -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)           $ 514,005             $ 471,574
                                                             ============          ===========

See accompanying notes to financial statements.
                                       F-3



                                      SUNCOAST NATURALS, INC. AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                 For the For the
                                               Years Ended                     Three Months Ended
                                               December 31,                         March 31,
                                          2002            2003                 2003              2004
                                                                                   (Unaudited)

NET SALES                             $2,040,313         $1,066,027        $ 420,930           $ 53,259

COST OF SALES                            751,150            577,669          129,828             34,667
                                       ---------          ---------        ---------           --------

GROSS PROFIT                           1,289,163            488,358          291,102             18,592
                                       ---------          ---------        ---------           --------

DIRECT OPERATING EXPENSES:
  Sales and marketing                  1,183,303            529,846          278,291             23,543
  Administration                         992,182            826,122          184,238            115,714
                                       ---------          ---------        ---------           --------

TOTAL OPERATING EXPENSES               2,175,485          1,355,967          462,529            139,257
                                       ---------          ---------        ---------           --------

(LOSS) FROM OPERATIONS BEFORE
  OTHER INCOME AND EXPENSE              (886,322)          (867,609)        (171,427)          (120,665)
                                       ----------         ----------        ---------           --------

  Settlement Income (Expense)            105,000            (26,648)               -                  -
  Start Up and
  Re-alignment Costs                     (31,000)           (75,199)         (26,000)           (17,000)
  Interest Costs (net)                   (63,582)           (44,131)          (7,817)           (10,466)
                                       ----------         ----------        ---------           --------

OPERATING LOSS BEFORE TAXES             (875,904)        (1,013,587)        (205,244)          (148,130)

PROVISION FOR INCOME TAX                       -                  -                -                  -
                                       ---------          ---------        ---------          ---------

NET (LOSS)                            $ (875,904)       $(1,013,587)       $(205,244)         $(148,130)
                                      ===========       ============       ==========         ==========

Net Loss per share:                       $ (.21)            $ (.25)          $ (.05)            $ (.04)
                                          =======            =======          =======            =======

Common shares outstanding:             4,075,000          4,075,000        4,075,000           4,075,000
                                         =========          =========        =========          =========

See accompanying notes to financial statements.



                                      SUNCOAST NATURALS, INC. AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                   Common Stock          Additional
                                                              $.001        Paid-In      Retained
                                               Shares       Par Value      Capital       Deficit         Total
                                             -----------   -----------   -----------   -----------    -----------

Balance January 1, 2002                       750,000         $  750      $1,440,589   $(1,215,114)    $  226,225

Other adjustments (Note 3)                          -             -           55,782             -         55,782

Shares issued for services and
  cancellation of debt                      2,900,000          2,900          78,100             -         81,000

Net loss year
  ended December 31, 2002                          -              -               -       (875,904)      (875,904)
                                           ----------       ----------    ----------    -----------     -----------

Balance December 31, 2002                   3,650,000          3,650       1,574,471    (2,091,018)      (512,897)

Other adjustments (Note 3)                          -               -         15,000            -         15,000

Issuance of Common Stock @ $.66
   Per share together with warrants           200,000            200         131,800            -         132,000

Net loss for the twelve months
  ended December 31, 2003                           -              -               -    (1,013,587)    (1,013,587)
                                           ----------       ----------    ----------  ------------    ------------

Balance December 31, 2003                   3,850,000          3,850       1,721,271    (3,104,606)    (1,379,485)

Issuance of Common Stock @ $.66
   Per share                                  225,000            225         149,775             -        150,000

Net loss for the three months
  ended March 31, 2004(unaudited)                   -              -               -      (148,130)      (148,130)
                                           ----------       ----------    ----------   -----------     -----------

Balance March 31, 2004 (unaudited)          4,075,000     $    4,075      $1,871,046   $(3,252,736)   $(1,377,615)
                                            =========       ==========    ==========  ============    ============




See accompanying notes to financial statements.


                                       SUNCOAST NATURALS, INC. AND SUBSIDIARY
                                         CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    For the                          For the
                                                                 Years Ended                  Three Months Ended
                                                                 December 31,                       March 31,
                                                            2002            2003              2003                2004
                                                                                                   (Unaudited)
OPERATING ACTIVITIES:
  Net Income (Loss)                                     $ (875,904)     $(1,013,587)       $ (205,244)        $ (148,130)
Adjustments to reconcile net income
 (loss) to net cash provided by
 operations:
  Common stock issued for services                          50,000                -                 -                  -
  Depreciation and amortization                             19,108           20,816             5,243              2,765
  Book value of assets disposed                             10,952                -                 -                  -
  Bad debt                                                   9,140          110,138             4,843             10,000
  (Increase) decrease in assets:
    Accounts receivable                                   (117,913)          68,623            33,124                869
    Inventory                                              155,437          139,503            28,555             17,318
    Other current assets                                     8,322           (1,027)            8,054              7,500
    Other assets                                            (4,464)          22,395             4,318                  -
  Increase (decrease) in liabilities:
    Accounts payable                                        79,859          283,404            35,688            118,832
    Accrued expenses - royalties                            25,781           23,763             8,226             (7,250)
    Accrued expenses - other                                63,898           50,979            59,903             (5,884)
    Redeemable preferred stock                                   -            7,527             7,817                  -
                                                         ---------        ---------         ---------          ---------
      Total adjustments                                    300,120          726,120           195,771            144,150
                                                         ---------        ---------         ---------          ---------

NET CASH (USED IN)
  OPERATING ACTIVITIES                                    (575,784)        (287,467)           (9,473)            (3,980)
                                                         ----------       ----------         ---------          ---------

INVESTING ACTIVITIES:
  Purchase of fixed assets                                  (9,081)         (20,000)          (12,000)                 -
                                                         ----------       ----------        ----------         ---------

NET CASH FLOWS (USED IN) INVESTING
  ACTIVITIES                                                (9,081)         (20,000)          (12,000)                 -
                                                         ----------       ----------        ----------         ---------

FINANCING ACTIVITIES:
  Advance from former parent company                       517,519                -                 -                  -
  Issuance of Stock                                              -          132,000                 -                  -
  Payment of purchase obligation                                 -                -                 -                  -
  Proceeds from Bridge Note                                      -          160,000                 -                  -
  Advance from officers                                     31,000           38,017            39,417                  -
  Repayment of Advance From Officers                             -          (38,017)                -                  -
                                                         ---------        ---------         ---------          ---------

NET CASH FLOWS PROVIDED BY (USED IN)
  FINANCING ACTIVITIES                                     548,519          292,000            39,417                  -
                                                         ---------        ---------         ---------          ---------

NET INCREASE (DECREASE) IN CASH                            (36,346)         (15,467)           17,944             (3,980)
                                                         ----------       ----------        ---------          ----------

CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD                                                 56,535           20,189            20,189              4,722
                                                         ---------        ---------         ---------          ---------

CASH AND CASH EQUIVALENTS,
  END OF PERIOD                                           $ 20,189         $  4,722          $ 38,133           $    742
                                                          ========         ========          ========           ========

See accompanying notes to financial statements.

                                       F-6

                             SUNCOAST NATURALS, INC.
                          NOTES TO FINANCIAL STATEMENTS
          (Unaudited for the periods March 31, 2003 and March 31, 2004)

NOTE 1 - GOING CONCERN

     As shown in the above financial statements, the Company incurred a net loss of $875,904 during the year ended December 31, 2002 and $1,013,587 during the year ended December 31, 2003. Additionally, the company had a stockholders' deficit of $1,379,485 at December 31, 2003 and its working capital at that time is not sufficient to support the Company's losses from operations at existing levels for the next year. The Company plans to raise more capital through public or private financing, through the issuance of its common stock, the issuance of debt instruments, including debt convertible to equity, or otherwise attain financing, which if available, it cannot be certain such financing will be on attractive terms. Should the Company obtain more capital, in turn, it may cause dilution to its existing stockholders and providing the company can obtain more capital, it cannot be assured to ultimately attain profitability. These factors create substantial doubt as to the Company's ability to continue as a going concern.

     The Company intends to continue its efforts to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2004 and to continue its product development efforts and adjust its operating structure to reduce losses and ultimately attain profitability. Management's plans in this regard include, but are not limited to, the following:

1. Raise additional working capital by either borrowing or through the issuance of equity, or both;

2. Negotiate terms with existing trade creditors and strategic vendors; negotiate an alliance with strategic co-venturers for stronger distribution channels in the skin care, natural health and body care markets and commence limited manufacturing of its own products to reduce product costs.

3.   Re-align  revenue  producing   activities  and   corresponding   commission
     arrangements on such a scale that will proportionately reduce selling expenses and reduce other costs wherever possible to improve operating margins and relieve the overhead burden until ultimately profitability may be attained.

     Management believes that actions presently being taken will generate sufficient revenues to provide cash flows from operations and that sufficient capital will be available, when required, to permit the Company to realize its plans. However, there can be no assurance that this will occur. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 - ORGANIZATION AND NATURE OF BUSINESS

     Suncoast Naturals, Inc. (the "Company") organized under the laws of the State of Delaware, in November, 2002. The Company is a sun-care and skin-care Company specializing in the development, manufacture and sale of all-natural sun-, skin-, and body-care products to the resort, boutique, spa, and natural health markets. The Company's executive office and distribution facility are located in Orlando, Florida.

     Effective December 31, 2002, the Company acquired a 60% ownership position in Caribbean Pacific Natural Products, Inc., ("CARIBBEAN PACIFIC NATURAL PRODUCTS") which is a developer and marketer of all-natural sun-care and skincare products for luxury resorts, theme parks and spas. In December 2002, the Board of Directors of The Quigley Corporation ("Quigley") approved a plan to sell CARIBBEAN PACIFIC NATURAL PRODUCTS and on January 22, 2003, completed the sale of Quigley's 60% equity interest in CARIBBEAN PACIFIC NATURAL PRODUCTS to the Company.

     CP Suncoast Manufacturing, Inc., a wholly-owned subsidiary, was organized in May, 2003 and is intended to manufacture the Company's products as well as provide contract manufacturing for non-competing products formulated or distributed by other non-affiliated companies.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The Consolidated Financial Statements include the accounts of the Company and its 60% owned subsidiary, Caribbean Pacific Natural Products, Inc. All inter-company transactions and balances have been eliminated. In the opinion of management, all adjustments necessary to present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows, for the periods indicated, have been made. Certain prior period amounts have been reclassified to conform with the 2002 presentation.

RECAPITALIZATION OF CARIBBEAN PACIFIC NATURAL PRODUCTS, INC.

     Material sales and expenses included in these consolidated financial statements result from the inclusion of financial information of the Company's 60% owned subsidiary Caribbean Natural Products, Inc. ("CARIBBEAN PACIFIC NATURAL PRODUCTS"), which is a developer and marketer of all-natural sun-care and skincare products for luxury resorts, theme parks and spas. In December 2002, the Board of Directors of the Company approved a plan to acquire CARIBBEAN PACIFIC NATURAL PRODUCTS. On January 22, 2003, the Company acquired a 60% equity interest in CARIBBEAN PACIFIC NATURAL PRODUCTS. In exchange for its 60% equity interest in CARIBBEAN PACIFIC NATURAL PRODUCTS, the Company issued to the Quigley Corporation : (i) 750,000 shares of the Company's common stock, which Suncoast has agreed, at its cost, to register for public resale through an appropriate registration statement; and (ii) 100,000 shares of Suncoast's Series A Redeemable Preferred Stock, which bears certain redemption features discussed in Note 9 - Redeemable Preferred Stock.

     Pursuant to SFAS No. 141, which applies to business combinations after June 30, 2001, which requires the use of the purchase method of accounting for all business combinations, carrying forward the guidance from APB 16 with respect to; (a) the principles of historical cost accounting, (b) determining the cost of the acquired entity and (c) allocation of cost to assets and liabilities assumed; "CARIBBEAN PACIFIC NATURAL PRODUCTS" is considered the acquiring entity. As such the historical balances of "CARIBBEAN PACIFIC NATURAL PRODUCTS" assets and liabilities representing the carrying value and corresponding allocation of the purchase price, and therefore, the transaction is equivalent to a reverse acquisition, which in this case, no partial step up in asset values discussed in EITF 90-3 apply, and thereby no goodwill or intangible assets have been recorded. The equity issued by the Company was valued at the (a) present value of the redeemable preferred shares issued to "Quigley" and (b) common stock and additional paid in capital was recorded at the value of the remaining liability to "Quigley" canceled by the exchange agreement.

ACCOUNTING FOR BUSINESS COMBINATION OF CARIBBEAN PACIFIC NATURAL PRODUCTS, APPLICATION OF SAB 103

     During the years ended December 31, 2000, 2001 and 2002, the results of operations, cash flows and assets and liabilities of CARIBBEAN PACIFIC NATURAL PRODUCTS were included in the consolidated financial statements of the Quigley Corporation, the effect of which were reported as discontinued operations in 2002. The financial statements of "Quigley" were audited by another auditor, and the results of this subsidiary were not reported separately. Recently the staff of Corporate Finance Division of the Securities and Exchange Commission, "SEC", provided guidance in the codification of its staff accounting bulletins ("SABS") and in discussion of accounting for former subsidiaries, such as the case with CARIBBEAN PACIFIC NATURAL PRODUCTS, indicated that reasonable estimates for expenses of the use of a parent company's capital (ie. interest) and other corporate charges connected with operating as a stand alone entity (including legal fees, audit fees and administrative expenses) should be estimated when the division or subsidiary is presented individually. The financial statements include such estimates and additional expenses were recorded, and a like amount was credited to additional paid in capital for the periods presented as follows:

                                       Years Ended           Three Months Ended
                                       December 31,               March 31,
                                      2002      2003             2003      2004
                                                                  (Unaudited)
Interest and
 administrative costs               $55,782   $15,000          $10,000      $0
                                    =======   =======          =======      ==

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost. Depreciation is provided on the straight-line method over estimated useful lives of three to five years.

INVENTORIES

     Inventories are stated at the lower of cost or market. The Company uses the first-in, first-out ("FIFO") method of determining cost for all inventories. Inventories are comprised of raw materials and finished goods.

INTERIM FINANCIAL INFORMATION

     The interim financial information at March 31, 2004 and for the three months ended March 31, 2003 and 2004 is unaudited. In the opinion of management the interim financial statements have been prepared on the same basis as the annual financial statements and includes all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at such date and its operating results and cash flows for those periods. Results for the interim period are not necessarily indicative of the results to be expected for the entire year, or any future period.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with an initial maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents include cash on hand and monies invested in money market funds. The carrying amount approximates the fair market value due to the short-term maturity of these investments.

CONCENTRATION OF RISKS

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

     Trade accounts receivable potentially subjects the Company to credit risk. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company has historically incurred minimal credit losses. The Company's range of customers includes hotels, resorts and theme park gift shops, product stands and individual sales representatives.

LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment on an exception basis whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through future cash flows. If it is determined that an impairment loss has occurred based on the expected cash flows, a loss is recognized in the Statement of Operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the consolidated balance sheets for Suncoast's cash, accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short maturities of these financial instruments. The carrying amounts reported in the consolidated balance sheets for Suncoast's long-term debt due to related parties approximate their fair values as they represent the amount the Company expects to liquidate these obligations with cash or cash equivalents, and the amounts recorded as other liabilities - redeemable preferred stock approximate their fair value as they represent the amount in which the Company expects to satisfy these obligations by payment in cash in 2007 or by the issuance of the Company's equity without material gain or loss.

REVENUE RECOGNITION

     Sales are recognized at the time ownership is transferred to the customer, which is primarily the time the shipment is received by the customer. In limited instances, selected trial periods, whereby the customer has the right of return until the selected trial period ends, the Company recognizes revenue when the trial period ends and no right of return exists.

     Sales returns and allowances are provided for in the period that the related sales are recorded. Provisions for these reserves are based on historical experience.

     As required, effective January 1, 2003, the Company has adopted the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" which provides guidelines on applying generally accepted accounting principals to revenue recognition based upon the interpretations and practices of the SEC. The Company recognizes revenue for its products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal product warranties.

SHIPPING AND HANDLING

     The Company includes costs of shipping and handling billed to customers in revenue and the expense of shipping and handling costs is included in cost of sales.

STOCK BASED COMPENSATION

     Financial Accounting Statement No. 123, Accounting for Stock Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

ROYALTIES

     The Company includes royalties and founders commissions incurred as cost of sales based on agreement terms.

ADVERTISING

     Advertising costs are expensed within the period in which they are utilized. Advertising expense is comprised of media advertising, presented as part of sales and marketing expense; co-operative advertising, which will be accounted for as a deduction from sales; and free product, which is accounted for as part of cost of sales. No advertising costs incurred for the years ended December 31, 2003 and 2002.

INCOME TAXES

     The Company utilizes an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates. See Notes to Financial Statements, Note 7 - Income Taxes for further discussion.

START-UP AND RE-ALIGNMENT COSTS

     Pursuant to Statement of Position 98-5, the Company expenses start-up costs associated with its ;parent company's activation activities and costs and expensed incurred in connection with the acquisition of CARIBBEAN PACIFIC NATURAL PRODUCTS, which pursuant to FASB 142 and APB 16, were expensed as transaction costs. The Statement of Position broadly defines start-up activities as activities related to organizing a new business, as well as one-time activities associated with, opening a new facility, introducing new products or services, conducting business with a new class of customers or in a new territory, and starting a new process in an existing facility or starting a new operation. Re-alignment costs are costs associated with changing the contractual distribution agreements to an existing customer base. Start up and re-alignment costs for the years ended December 31, 2002 and 2003 were $31,000 and $75,199 and for the three months ended March 31, 2003 and 2004 (unaudited) were $26,000 and $17,000, respectively.

MINORITY INTERESTS

     The Company's "CARIBBEAN PACIFIC NATURAL PRODUCTS" subsidiary is 40% owned by a related party whom has made a nominal investment, of which losses since inception have reduced the investment to a value of $0. The Company has not recorded earnings in the "CARIBBEAN PACIFIC NATURAL PRODUCTS" subsidiary Should the Company attain and record net income in this subsidiary, 40% would be allocated to the minority shareholders, and cumulatively, should this subsidiary accumulate earnings in excess of its cumulative losses, the Company would record amounts allocable to "minority interest", which would be a reduction of stockholders' equity.

SETTLEMENT INCOME

     During the year ended 2002, the Company recorded settlement income of $105,000, net of expenses, for payments received in connection with a settlement with Virgin Atlantic Company. Virgin Atlantic had challenged a trademark granted to the Company in the United States and the Company agreed to retire the trademark in question as a condition of the settlement.

STATEMENT OF CASH FLOW SUPPLEMENTAL INFORMATION

                                            Years Ended         Three Months Ended
                                            December 31,               March 31,
                                         2002         2003        2003      2004
                                                                     (Unaudited)

Interest paid, net                     $      -    $      -    $      -   $      -
                                        =======     =======     =======    =======

Taxes paid                             $      -    $      -    $      -   $      -
                                        =======     =======     =======    =======

Schedule of non-cash Investing and
Financing Activities:

Conversion of liability to former
 parent to common stock                $582,989    $      -    $      -   $      -
                                        =======     =======     =======    =======

Conversion of liability to former
 parent to redeemable preferred
 stock                                 $937,596    $      -    $      -   $      -
                                        =======     =======     =======    =======

Conversion of note payable to
 related party (2002) and
 investor (2004) to common stock       $ 31,000    $      -    $      -   $150,000
                                        =======     =======     =======    =======

RECENT ACCOUNTING PRONOUNCEMENTS

     In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement, SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers,"and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This statement amends SFAS No. 13, "Accounting for Leases," to eliminate inconsistencies between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Also, this statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescission of SFAS No. 4 were effective for the Company on November 1, 2002 and provisions affecting SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a material impact on our financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement covers restructuring type activities beginning with plans initiated after December 31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with the provisions of SFAS No. 146. Management does not believe there will be a significant impact on our consolidated financial position or results of operations.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation as prescribed in SFAS 123, "Accounting for Stock-Based Compensation." Additionally, SFAS 148 required more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscal years ending after December 15, 2002, with early application permitted in certain circumstances. The Company has adopted the disclosure provisions in these consolidated financial statements as disclosed above under Stock Based Compensation.

     In November 2002, the FASB Issued FASB interpretation (FIN) No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other." FIN No. 45 requires guarantor to recognize, at the inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing or modified after December 31, 2002. Management does not expect adoption of this Interpretation to have a material impact on the Company's financial condition or results of operations.

     "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on our consolidated financial position or results of operations.

     In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement is not expected to have a significant impact on the Company's results of operations or financial position.

NOTE 4 - INVENTORY

     Inventory consists mainly of the Company's skin care and health products and corresponding branded packaging materials. Inventory is comprised of the following:

                                                  December 31,       March 31,
                                                     2003              2004
                                                                    (Unaudited)

Raw Materials                                     $  66,414         $  62,399
Finished goods                                       75,172            61,869
                                                    -------            ------

Total                                               141,586           124,268

Less: Reserve for obsolescence                      (20,000)          (20,000)
                                                    -------           -------

Inventory, Net                                     $121,586          $104,268
                                                   ========          ========

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following as of:

                                                 December 31,        March 31,
                                                    2003               2004
                                                                    (Unaudited)

Improvements and fitouts                            $17,650            $17,650
Machinery and equipment                               9,857              9,857
Computer software and website                        49,649             49,649
Furniture and fixtures                               37,070             37,070
                                                   --------           --------
                                                    114,226            114,226

Less: Accumulated depreciation                      (50,087)           (52,852)
                                                   --------           ---------

Property, Plant and Equipment, net                  $64,139            $61,374
                                                   ========            ========

     Depreciation expense for the years ended December 31, 2003 and 2002 was $20,816 and $19,108 respectively and $2,765 and $5,243 for the three months ended March 31, 2004 and 2003, respectively.

NOTE 6 - SEGMENT INFORMATION

     The Company has one reporting segment relating to the sales of all-natural sun-care and skincare products for luxury resorts, theme parks and spas. As defined in SFAS 31, "Disclosures about Segments of an Enterprise and Related Information," allocate resources and assess the performance of the Company based on revenue and overall profitability.

     For the years ended December 31, 2003 and 2002, the Company had one customer who contributed greater than 19.2% and 11.5%, respectively, of the Company's total revenues.

     The level of sales to any single customer may vary and the loss of this customer, or a decrease in the level of sales to this customers, could have a material impact on the Company's financial condition or results of operations.

     The Company's operations area conducted in the United States and Mexico. The Company only has sales stations in Mexico and all operations including distribution, marketing and administrative services are performed in the United States. The Company has not incurred any foreign currency trading adjustments as all of its sales are settled in U.S. dollars. In addition, all of its business units books are maintained in U.S. dollars.

     Certain information related to the Company's operations by geographic area is presented below (in thousands). The Company's revenues are attributed to the geographic areas according to the location of their sales stations.

                                 Years Ended           Three Months Ended
                                 December 31,              March 31,
                               2002        2003        2003        2004
Net Sales

United States                $ 1,601       $ 810      $  382      $   36
Mexico                           439         256          39          17
                               -----       -----        ----        ----

Total                        $ 2,040     $ 1,066      $  421      $   53
                               =====       =====        ====        ====

     All of the Company's long-lives assets are located in the United States.

NOTE 7 - INCOME TAXES

     At December 31, 2002 and 2003, the Company had net operating loss carryforwards of approximately $2,091,000 and $3,007,000, respectively, for book and tax purposes, expiring from 2007 to 2022. As a result of the Tax Reform Act of 1986, the Company may be obligated to pay an alternative minimum tax on its alternative minimum taxable income, even though it has a loss carryfoward. These carryforwards are subject to possible limitations on annual utilization if there are "equity structural shifts" or "owner shifts" involving "5% shareholders" (as these terms are defined in Section 382 of the Internal Revenue Code), which result in more than a 50% point change in ownership.

     At this time, the Company does not believe it can reliably predict profitability beyond the current fiscal year. Accordingly, the deferred tax asset applicable to operations subsequent to December 31, 2003 has been reduced in its entirety by the valuation allowance. For the periods ending December 31, 2002 and 2003 the provision for taxes is comprised only of appropriate state income taxes.

     Reconciliation of income taxes shown in the financial statements and amounts computed by applying the Federal income tax rate of 34% for the years ended December 31, 200 and 2003 respectively is as follows:

                                                 2002              2003

Loss Before Income Taxes                      $(875,904)       $(1,013,587)
Computed expected tax credit                    297,805            344,620
Operating loss for which no
  benefits were provided                       (297,805)          (344,620)

State and local tax                           $       -          $       -
                                                =======            =======

Provision for income taxes$                   $       -          $       -
                                                =======            =======


NOTE 8 - LOSS PER SHARE

     The Company has adopted SFAS No.128, "Earnings per Share." Earnings per common share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. The earnings per common share computation, assuming dilution, gives effect to all dilutive potential common shares during the period. The computation assumes that the outstanding stock options and warrants were exercised and that the proceeds were used to purchase common shares of the Company. Common equivalent shares have been excluded from the computation of diluted earnings per share since their effect is antidilutive. Loss per share is also calculated giving retroactive recognition for the number of equivalent shares issued to Quigley in connection with the acquisition of "CARIBBEAN PACIFIC NATURAL PRODUCTS," and the 3,100,000 shares issued for formation services and cancellation of advances in 2002 as being outstanding at the beginning of all periods presented.

NOTE 9 - REDEEMABLE PREFERRED STOCK

     On December 31, 2002, the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc.

     The holders of the Series A Stock shall be entitled to receive, in preference to the holders of the Corporation's Common Stock, when, as and if declared by the Corporation's Board of Directors, annual dividends at the rate of $.10 per share and no more. Dividends on the Series A Stock shall be cumulative, and declared but unpaid dividends shall not bear interest. The holders of Series A Stock shall have no voting rights. No other Series or Class of Preferred Stock which may subsequently be designated or authorized by the Board of Directors shall be granted or otherwise be entitled to any voting rights.

     The Corporation shall have the right to redeem the shares of Series A Stock at any time following the date of issuance. The Redemption Price for each share shall be $10.00 per share plus an interest factor which shall accrue from the date of issuance through the date of redemption. The interest rate shall be a fixed annual rate equal to the prime rate announced by Citibank, NA, New York City, on the date of issuance, and may be payable in cash or accrued until redemption. In the event that all shares are not put by the holder to the Corporation or redeemed by the Corporation prior to December 31, 2007, all such shares shall be redeemed by the Corporation at face value, together with accrued interest, if any, as of that date. These preferred shares were valued at $937,596, which represented the net present value of the redemption obligation, which absent early redemption by the Company, has a fixed redemption date of January 22, 2007.

     During the year ended December 31, 2003 and the three month period ended March 31, 2004, the Company imputed $31,231 and $7,960 of interest expense on this obligation.

NOTE 10 - CAPITAL STOCK

     Significant provisions of the Company's capital stock are highlighted below and are subject to the provisions of the Company's Certificate of Incorporation and the Bylaws:

Preferred Stock

     The Company presently authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share. Such preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our board of directors may determine. Such preferred stock may be issued without action by stockholders. On December 31, 2002, the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc. (See Note 9.)

Common Stock

     The Company is presently authorized to issue up to 25,000,000 shares of common stock, $.001 par value per share. The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor, and, upon our liquidation, dissolution or winding up, they are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

     In November, 2002, the Company issued 1,915,000 Shares of Common Stock and 425,000 warrants (the "A" warrants) to purchase 425,000 shares of Common Stock at $1.00 per share through December 31, 2007, to officers, consultants and directors for formation services rendered to the Company valued at $50,000, the value ascribed to the services as the Company had yet to establish a market for the Company's common stock.

     In November, 2002, the Company issued 1,185,000 Shares of Common Stock in consideration for the cancellation of $31,000 indebtedness for cash advances.

     Effective for December, 2002, the Company issued 750,000 Shares of Common Stock to The Quigley Corporation as partial consideration for its purchase of a 60% controlling interest in Caribbean Pacific Natural Products, Inc., valued at $582,989.

     In April and May, 2003, the Company issued 200,000 shares of Common Stock at the price of $.66 per share, together with 125,000 warrants (the "A" warrants) to purchase 125,000 shares of Common Stock at $1.00 per share through December 31, 2007, for total proceeds to the Company of $132,000.

     In May, 2003, the Company issued $150,000 principal value of Convertible Notes, convertible into 225,000 shares of Common Stock at the price of $.66 per share on or prior to the initial maturity date of September 30, 2003. This convertible note

     In May, 2003, the Company issued 100,000 warrants (the "A" warrants) to purchase 100,000 shares of Common Stock at $1.00 per Share through December, 2007, and 225,000 warrants (the "B" warrants) to purchase 225,000 shares of Common Stock at $.66 per share initially exercisable through December, 2003 and extended through December 3, 2004.

Options and Warrants

     In addition to our outstanding common stock, there are, as of March 31, 2004, issued and outstanding common stock purchase warrants which are exercisable at the price-per-share indicated, and which expire on the date indicated, as follows:

Description                   Number   Weighted Average   Expiration
                           Outstanding Exercise Price

Class "A" Warrants           650,000      $ 1.00            12/31/07
Class "B" Warrants           450,000      $ 0.66            12/31/04

     Total                 1,100,000      $  .86

Reserved Shares

     The Company has also reserved for insurance up to 1,000,000 shares of common stock in connection with the 2002 Incentive Stock Option Plan. To date, no options have been granted under this plan.

     In July 2003 the Company agreed to a public relations agreement including provisions to issue up to 350,000 shares consisting of provisions for equity compensation of 100,000 shares to be issued for services based upon attainment of certain benchmarks and a warrant for up to 250,000 shares at an exercise price of $1.00 per share may be issued under the agreement.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating Leases

     Certain operating leases for the years ended December 31, 2002 and 2003 for office and warehouse space maintained by the Company resulted in rent expense of $102,572 and $125,076, respectively, and $21,630 and $20,920 for March 31, 2003 and 2004, respectively.

     The total future minimum rental payments for premises required are as follows:

            2004                            $ 130,159
            2005                              123,672
                                              -------
                                            $ 253,831

     Additionally, the Company leased fixtures and office equipment for the years ended December 31, 2002 and 2003 under operating leases which resulted in equipment rental expenses of $33,785 and $25,319, respectively, and $9,459 and $5,499 for March 31, 2003 and 2004, respectively.

     The total future minimum rental payments for equipment required are as follows:

            2004                              $ 26,539
            2005                                22,533
            2006                                 2,182
                                                ------
                                              $ 51,254

Royalty Commitment

     The Caribbean Pacific products are manufactured and marketed under an exclusive, world-wide Product License Agreement from Caribbean Pacific International, Inc. , the original developer of the products and owner of the trademarks. The twenty five year licenses agreement expires in 2025, and provides for a payment to Caribbean Pacific International, Inc. of a 5% royalty on net sales receipts from sales of Caribbean Pacific-branded products. The royalty is not applicable to products developed or sold by us which do not utilize the Caribbean Pacific brand-name or trademarks. During the years ended December 31, 2001 and 2002 the Company recorded royalty expense to Caribbean Pacific International, Inc. of $57,945 and $23,837, respectively, and during the three months ended March 31, 2003 and 2004 the Company recorded royalty expense to Caribbean Pacific International, Inc. of $8,226 and $0, respectively.

Employment Agreements

     The Company has entered into a one-year  employment  agreement with William
J. Reilly to serve as the President and General Counsel of the Company at an annual salary of $48,000, commencing on May 30, 2003.

Litigation

     From time to time the Company may be involved in various legal proceedings and other matters, including nominal disputes with creditors relating to the dollar amount of outstanding obligations of the Company, arising in the normal course of business. The Company believes no such actions would result in liabilities in excess of amounts accrued in the financial statements.

NOTE 12 - RELATED PARTY TRANSACTIONS

     In November, 2002, the Company issued 1,185,000 Shares of Common Stock in consideration for the cancellation of $31,000 indebtedness for cash advances.

     Effective for December, 2002, the Company issued 750,000 Shares of Common Stock to The Quigley Corporation as partial consideration for its purchase of a 60% controlling interest in Caribbean Pacific Natural Products, Inc., valued at $582,989 and additionally the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc., valued at $937,596. During the year ended December 31, 2003, and the three months ended March 31, 2004 the Company imputed $31,231 and $7,960, respectively, of interest expense on this obligation.

     During the year ended December 31, 2003, the Company received $38,017 of advances from the Company's president which have been repaid in full through that date. Interest expense of $3,017 was recorded on this debt for the year ended December 31, 2003.

     Caribbean Pacific International, Inc., the holder of the royalty agreement, is also the 40% minority shareholder of CARIBBEAN PACIFIC NATURAL PRODUCTS.

NOTE 13 - SUBSEQUENT EVENTS

     In March, 2004, the Company issued 225,000 shares of its common stock and extended through December 31, 2004 a like amount of warrants to purchase one share each of the Company's common stock at $.66 per share, pursuant to the conversion of a $150,000 note payable discussed in Note 10.

                                    PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us except that such indemnification shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

         Section  145  of  the  Delaware  General   Corporation  Law  concerning
indemnification of officers, directors, employees and agents is set forth below.

         "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of The Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, The Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

-------------------------------------------------------------------------------

Securities and Exchange Commission Filing Fee ....................$    150

*Accountants' fees and expenses.................................. $ 25,000

*Legal fees and expenses......................................... $ 25,000

*Miscellaneous................................................... $  7,500

Total............................................................ $ 57,650
--------------------------------------------------------------------------------

* Estimated for purposes of this filing.

         The foregoing costs and expenses will be paid by the Company. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     During its organizational activities, commencement of its business operations, and in connection with its acquisition of Caribbean Pacific Natural Products, Inc., the Company has issued a total of 4,075,000 Shares of Common Stock, 650,000 Common Stock Purchase Warrants, and 100,000 Shares of Preferred Stock in the following transactions. All of these securities were issued in privately-negotiated transactions with Officers and Directors of the Company as well as affiliated and non-affiliated shareholders, not pursuant to an offering or plan of distribution, and for investment purposes only. In issuing these securities, the Company relied upon the available exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

         In June, 2003, we issued 10,000 common stock purchase warrants, exercisable at $1.00, to Mr. Robert Jaffe, our former counsel. The warrants were issued in exchange for legal services valued at $1,000 performed for us.

      In May, 2003, the Company, as additional consideration for the issuance of a convertible note described below and issued contemporaneous therewith, issued 100,000 warrants (the "A" warrants) to purchase 100,000 shares of Common Stock at $1.00 per Share through December, 2007 to Seth Fireman, an unaffiliated party, and 225,000 warrants (the "B" warrants) to purchase 225,000 shares of Common Stock at $.66 per Share through December, 2003 to Clifton Management and Trading Pension, an affiliate of the Company (an affiliate due to its holding of 5% or more of the Company's common stock), each of whom were accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. Each investor receiving securities represented that they were accredited investors as defined in Regulation D under the Securities Act of 1933 or had sufficient knowledge and experience in financial matters to be capable of evaluating the risk of such an investment, and based on those representations, the Company determined the investors to be accredited investors. The exercise date of the B warrants was extended to December 31, 2004.

      In May, 2003, the Company issued $150,000 principal value of Convertible Notes, convertible into 225,000 shares of Common Stock at the price of $.66 per share on or prior to the maturity date of September 30, 2003 to Goldstrand Investments, Inc., an affiliate of the Company (an affiliate due to its holding of 5% or more of the Company's common stock), who is an accredited investor pursuant to Rule 506 of Regulation D under the Securities Act. Goldstrand represented that they were an accredited investor as defined in Regulation D under the Securities Act of 1933 or had sufficient knowledge and experience in financial matters to be capable of evaluating the risk of such an investment, and based on those representations, the Company determined the investor to be an accredited investor.On February 27, 2004, the Note Holder converted the Note, including accrued interest, into 225,000 shares of common stock of the Company.

      In April and May, 2003, the Company issued 200,000 shares of Common Stock at the price of $.66 per share, together with 125,000 warrants (the "A" warrants) to purchase 125,000 shares of Common Stock at $1.00 per share through December 31, 2007, for total proceeds to the Company of $132,000 to unaffiliated shareholders listed below, each of whom were accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. Each investor receiving securities represented that they were accredited investors as defined in Regulation D under the Securities Act of 1933 or had sufficient knowledge and experience in financial matters to be capable of evaluating the risk of such an investment, and based on those representations, the Company determined the investors to be accredited investors. These shares were issued to the following persons in the corresponding amounts:


         Doylestown Partners, Inc.         18,940 shares
         Ashworth Development, LLC         22,727 shares
         Shamrock Equities, Inc.            9,469 shares
         Robert K. Ashworth                 4,924 shares
         Phil Schuman                       30,303 shares
         Norman Gottlieb                    75,756 shares
         Richard Berman                     37,879 shares

     Effective for December, 2002, the Company issued 750,000 Shares of Common Stock to The Quigley Corporation as partial consideration for its purchase of a 60% controlling interest in Caribbean Pacific Natural Products, Inc., valued at $582,989 and additionally the Company issued 100,000 Shares of Preferred Stock, designated Class "A" Redeemable Preferred Stock, to The Quigley Corporation as partial consideration for the acquisition of 60% of the Common Stock of Caribbean Pacific Natural Products, Inc., valued at $937,596. During the nine month period ended September 30, 2003, the Company imputed $23,189 of interest expense on this obligation.

     In November, 2002, the Company issued 1,185,000 Shares of Common Stock in consideration for the cancellation of $31,000 indebtedness for cash advances and expenses incurred by William J. Reilly, the Chairman and President of the Company, in the organization of the Company. These shares were issued to William
J. Reilly, Thomas Hagan, Dr. Sam Saliba, and Matthew Cohen, who are all Directors of the Company and received their shares in lieu of cash compensation for services rendered. In addition, Mr. Reilly gifted shares to twelve shareholders listed below. These shares were issued to the following persons in the corresponding amounts:


         Diocese of Palm Beach             115,000 shares
         Erin Furman                        62,500 shares
         John Furman                        12,500 shares
         Louis Gleckel                       5,000 shares
         Christopher Reilly                 10,000 shares
         Marielle Reilly                    25,000 shares
         Shannon Reilly                     30,000 shares
         Margaret Testa                      7,500 shares
         Charles Nicosia                    10,000 shares
         Cyrus Holman                        1,000 shares
         Robert K. Ashworth                162,500 shares
         Scott Strady                      155,000 shares


     With the exception of Christopher and Shannon Reilly who are children of William Reilly, our President, and Marielle Reilly, who is the wife of William Reilly, all these shareholders are unaffiliated with the Company.


     In November, 2002, the Company issued 1,715,000 Shares of Common Stock and 425,000 warrants (the "A" warrants) to purchase 425,000 shares of Common Stock at $1.00 per share through December 31, 2007, to officers, product marketing consultants and directors of the Company in lieu of cash compensation for formation services rendered to the Company valued at $50,000, and for services to be rendered to the Company during calendar year 2003. This value was ascribed to the services as the Company had yet to establish a market for the Company's common stock and had no business operations. Worldwide Health Resources, Inc. provided us with $10,000 worth of services and received 10,000 shares of Common Stock and 10,000 warrants. News USA, Inc. provided us with $5,000 worth of services and received 62,500 shares of common stock and 37,500 warrants. Blackmor Group, Inc. provided us with $10,000 in product marketing services and received 115,000 shares of Common Stock and 85,000 warrants. FINX Group, Inc. provided us with $10,000 worth of secretarial services and received 50,000 shares of Common Stock and 50,000 warrants. Charles Kyrakos provided us with $1,000 in real estate brokerage services and received 10,000 shares of common stock. William J. Reilly, President, provided us with $14,000 in corporation formation and management services, and received 1,467,500 shares of common stock and 242,500 warrants.


ITEM 27.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     Following is a list of exhibits filed as part of this Registration on Form SB-2. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference.

EXHIBIT NUMBER
REFERENCE              DESCRIPTION

     (3a)              Certificate of Incorporation. (1)

     (3b)              By-laws. (1)

     (4a)              Specimen of Common Stock certificate. (1)

     (4b) Certificate of Designation of Series "A" Redeemable Preferred Stock issued to the Quigley Corporation. (4)

     (5)               Opinion of Sichenzia Ross Friedman Ference LLP

     (10a)             Form of $150,000 Principal Value Convertible Note. (1)

     (10b) Share Exchange Agreement, dated as of December 31, 2002, by and between Suncoast Naturals, Inc. and The Quigley Corporation (1)

     (10c) Warrant Agreement to purchase up to 325,000 shares of common stock issued to Goldstrand Investments, Inc.

     (10d) Sales Management and Service Agreement dated May 28, 2003 with Worldwide Health Resources, Inc. (3)

     (10e)             Lease Agreement (4)

     (10f) Product License Agreement With Caribbean Pacific International, Inc. (4)

     (10g) Sale and Exchange Agreement with Suncoast Naturals, Inc. and Quigley Corp. (4)

     (10h)             Employment Agreement with William J. Reilly, Esq. (4)

     (10i)             Agreement with News USA, Inc. (4)

     (10j)             Form of Common Stock Purchase Warrant.

     (10k)             Lease Agreement(4)

     (21)              Subsidiaries (1)

     (23a)             Consent of Schuhalter, Coughlin & Suozzo, PC

     (23b)             Consent of Rosenberg Rich Baker Berman & Company

     (23c)             Consent of legal counsel (see Exhibit 5)

(1) Filed with the initial filing of the Registration Statement on Form SB-2 on August 11, 2003.

(2)  Filed with  Amendment No. 1 to this  Registration  Statement on October 30,
     2003.

(3)  Filed with  Amendment No. 2 to this  Registration  Statement on January 20,
     2004.

(4)  Filed with Amendment No. 3 to this Registration Statement on March 8, 2004.


ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures


          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 21st day of May, 2004.


                                                  SUNCOAST NATURALS, INC.

                                                  By: /s/ William J. Reilly
                                                     ----------------------
                                                  Name: William J. Reilly
                                                  Principal Executive Officer,
                                                  Acting Principal Financial
                                                  Officer and Acting Principal
                                                  Accounting Officer


                                Power of Attorney

     Suncoast Naturals, Inc. and each of the undersigned do hereby appoint William J. Reilly, President its or his true and lawful attorney to execute on behalf of Suncoast Naturals, Inc. and the undersigned any and all amendments to the registration statement on Form SB-2 and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC.

     Pursuant to the requirements of the Exchange Act, this Registration Statement has been signed below by the following persons on behalf of Suncoast Naturals, Inc. and in the capacities and on the dates indicated.

        Signature                      Title                     Date
        ---------                      -----                     ----


 /s/ William J. Reilly         President and Director      May 21, 2004
------------------------
 William J. Reilly

/s/ Thomas Hagan               Secretary and Director      May 21, 2004
------------------------
 Thomas Hagan

/s/ Sam Saliba                 Director                    May 21, 2004
------------------------
 Dr. Sam Saliba

                               Director                    May 21, 2004
------------------------
Matthew Cohen

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